EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

DATED AS OF APRIL 5, 2006

BY AND AMONG

TERRAWAVE SOLUTIONS, LTD.
AND

GIGAWAVE TECHNOLOGIES, LTD.

SELLERS

AND

TESSCO INCORPORATED

AND

GW SERVICE SOLUTIONS, INC.

PURCHASERS

AND

TESSCO TECHNOLOGIES INCORPORATED

GUARANTOR

D-2 — Burke Employment Agreement
D-3 — Sablatura Employment Agreement
D-4 — Snow Employment Agreement
E — Assignment of Lease
F — Definition of “Net Profit Contribution” and Related Terms
G — Purchasers Certificate
H — Sellers Certificate
I —Trademark Assignments:
I-1 — Assignment of TerraWave Trademark
I-2 — Assignment of GigaWave Trademark
Schedules:
Schedule 1.98: Required Consents
Schedule 2.2: Certain Excluded Assets
Schedule 2.5(a): Certain Assumed Liabilities
Schedule 2.5(c): Certain Retained Liabilities

Disclosure Schedule

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of the 5th day of April, 2006, by and among TERRAWAVE SOLUTIONS, LTD., a Texas limited partnership (“TerraWave”), and GIGAWAVE TECHNOLOGIES, LTD., a Texas limited partnership (“GigaWave”) (each “Seller” and together “Sellers”); TESSCO INCORPORATED, a Delaware corporation (“TESSCO Inc.”), and GW SERVICE SOLUTIONS, INC., a Delaware corporation (“GSS”) (each “Purchaser” and together “Purchasers”), and TESSCO TECHNOLOGIES INCORPORATED, a Delaware corporation (“TESSCO”).

Recitals

A.            TerraWave is a value-added distributor and manufacturer specializing in providing 2.4 GHz and 5 GHz wireless local area network (“WLAN”) solutions to resellers and end users. GigaWave is a provider of innovative training services, curriculum development, and certification programs for the WLAN industry. The sole general partner of TerraWave and GigaWave is CCCS Management, LLC, a Texas limited liability company, which in turn is owned by Christopher N. Marco (“Marco”), Carter J. Burke (“Burke”), Charles A. Sablatura (“Sablatura”), and Stephen R. Snow (“Snow”) (each a “Key Executive”). All of the limited partnership interests in TerraWave and GigaWave are owned by the Key Executives.

B.            Sellers desire to sell and transfer to Purchasers, and Purchasers desire to purchase and acquire from Sellers, substantially all of the assets used in the businesses currently conducted by Sellers (the “Acquired Businesses”) on the terms and subject to the conditions set forth herein. In particular, TESSCO Inc. wishes to acquire substantially all of the assets used in the businesses currently conducted by TerraWave, and GSS wishes to acquire substantially all of the assets used in the businesses currently conducted by GigaWave.

C.            TESSCO Inc. is a wholly-owned subsidiary of TESSCO, and GSS is an indirect, wholly-owned subsidiary of TESSCO. Accordingly, TESSCO will derive a substantial economic benefit from the transaction. TESSCO has, therefore, guaranteed the obligations of Purchasers hereunder pursuant to a Guaranty Agreement of even date herewith (the “TESSCO Guaranty”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements hereinafter set forth, and other good and valuable consideration the receipt and sufficiency of which the parties hereby acknowledge, the parties intending to be legally bound hereby agree as follows:

Article 1.       Definitions.

As used in this Agreement, the following terms have the meanings ascribed to them in this Article:

1.1           “AAA” has the meaning ascribed to it in section 13.2.

1.2           “Accounts Receivable” means all trade accounts receivable of either Seller (regardless of age) relating to the Acquired Business, other than accounts receivable owing by any employee, officer, director, or partner of either Seller.

1.3           “Accrued Vacation Expense” means vacation pay accrued as of the Closing Date to Hired Employees to the extent set forth in a separate schedule agreed upon between Sellers and Purchasers.

1.4           “Acquired Assets” has the meaning ascribed to it in section 2.1.

1.5           “Acquired Businesses” has the meaning ascribed to it in the Recitals.

1.6           “Affiliate” of a person means (i) any other person who, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such person or (ii) in the case of an individual, any other individual related by blood, marriage, or adoption to such individual.

1.7           “Agreement” means this Agreement, including the Disclosure Schedule and all exhibits, schedules, and annexes hereto or thereto, as the same may from time to time be amended or modified by agreement of all of the parties.

1.8           “Assumed Liabilities” has the meaning ascribed to it in section 2.5(a).

1.9           “Assumption Agreement” means the Assumption Agreement by Purchasers relating to the Assumed Liabilities in the form attached hereto as Exhibit A.

1.10         “Base Amount” has the meaning ascribed to it in section 2.3.

1.11         “Base Broadband NPC” has the meaning ascribed to it in section 3.3(b).

1.12         “Bill of Sale” means the Bill of Sale and Instrument of Assignment in the form attached hereto as Exhibit B.

1.13         “Books and Records” means all of the following (whether in written, electronic, or other form): (i) all books, records, files, information, and data arising out of or relating to any of the Acquired Businesses or any of the Acquired Assets (other than items constituting Retained Books and Records), including all lists of and information concerning past and present customers and suppliers, all mailing lists, all vendor contracts and records, and all product plans and specifications and other information concerning products (whether existing or currently planned or under development), and (ii) copies of personnel records and files relating to employees of either Seller who are hired by Purchasers or TESSCO as contemplated by section 8.1.

1.14         “Broadband Business” means TESSCO’s existing broadband business as such business is conducted after the Closing Date.

1.15         “Broadband NPC” for any period means Net Profit Contribution derived for such period from the Broadband Business.

1.16         “Broadband NPC Payment” has the meaning ascribed to it in section 3.3(a).

1.17         “Bulk Transfer Laws” has the meaning ascribed to it in section 4.21.

1.18         “Business Day” means any day other than a (i) Saturday, (ii) Sunday or (iii) day on which banks in Baltimore, Maryland or San Antonio, Texas are required to be closed.

1.19         “Claim Expenses” means any and all expenses reasonably incurred in connection with investigating, defending, or asserting any claim, action, suit, or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants, and other professionals).

1.20         “Claim Notice” has the meaning ascribed to it in section 12.3(a).

1.21         “Claim Rights” means, collectively, all causes of action, judgments, claims, indemnity rights, or similar rights (including rights arising under express or implied warranties with respect to Inventory or Equipment acquired by Purchasers hereunder) that arise out of or otherwise relate to any of the Acquired Businesses or the Contract Rights or other Acquired Assets (but excluding any such cause of action, judgment, claim, indemnity right, or similar right to the extent that it relates to the Excluded Assets or the Retained Liabilities). “Claim Rights” expressly includes all Sparco Claim Rights to the extent that such rights are based on actions by any of the Sparco Parties taken or occurring on or after the Closing Date.

1.22         “Closing” means the closing of the transactions contemplated by this Agreement, as described in section 2.6.

1.23         “Closing Date” means the date on which Closing occurs as provided in section 2.6.

1.24         “Closing Date A/P Report” has the meaning ascribed to it in section 4.7.

1.25         “Closing Date A/R Report” has the meaning ascribed to it in section 4.6.

1.26         “Closing Date Inventory Report” has the meaning ascribed to it in section 4.5.

1.27         “Closing Date Payment” has the meaning ascribed to it in section 2.3(a).

1.28         “Closing Document” means any of (i) the Assumption Agreement, (ii) the Bill of Sale, (iii) the Copyright Assignments, (iv) the Employment Agreements, (v) the Lease Assignment, (vi) the Trademark Assignments, (vii) the Purchasers Certificate, or (viii) the Sellers Certificate, and “Closing Documents” means all of the foregoing.

1.29         “Code” means the Internal Revenue Code of 1986, as amended.

1.30         “Combined NPC” for any period means the sum of Private Brand NPC, Wi-Fi NPC, and Training NPC for such period.

1.31         “Commercially Reasonable Efforts” means efforts that a reasonable business person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, such efforts will not be deemed to require a person to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees, processing fees, or other payments with respect to any contract, agreement, or legally binding commitment or contractual obligation that are significant in the context of such contract, agreement, or legally binding commitment or contractual obligation.

1.32         “Commitment” means any contract, agreement, or legally binding commitment or contractual obligation (whether or not in writing) or any lease of real or personal property, including any and all amendments to any of the foregoing, to which either Seller is a party, or by which either Seller or any of the Acquired Assets is bound, that relates to or affects the Acquired Businesses or the Acquired Assets, including the Facilities Lease, Customer Contracts, Supplier Contracts, the Equipment Leases, the License Agreements, and contracts with and commitments to any of either Seller’s employees.

1.33         “Confidentiality Agreement” means the Reciprocal Confidentiality Agreement dated March 23, 2005 between Sellers and TESSCO.

1.34         “Contamination” means the emission, discharge, or release, or threatened emission, discharge, or release, of any Hazardous Substance to, on, onto, or into the environment and the effects of such emission, discharge, release, or threatened emission, discharge, or release, including the presence, existence, or threat of any such Hazardous Substance.

1.35         “Contract Rights” means all rights of either Seller (including rights to or in respect of any deposits, prepayments, or advances) arising out of: (i) Customer Contracts, Supplier Contracts, the Facilities Lease, the Equipment Leases, and the License Agreements; (ii) any nondisclosure, nonsolicitation, ownership of inventions, or similar agreement with any Hired Employee; (iii) any other nondisclosure or confidentiality agreement relating to proprietary or other information of either Seller; or (ii) any other contract with a third party to the extent that the liabilities and obligations under such other contract are among the Assumed Liabilities.

1.36         “Control” (including its use in the terms “Controlling,” “Controlled by,” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise.

1.37         “Copyright Assignments” means the assignments of the copyrights identified in the Disclosure Schedule in the form attached hereto as Exhibit C.

1.38         “Customer Contract” means any purchase order or other contract for the sale of Inventory, products, goods, or services entered into by either Seller in the ordinary course of the Acquired Businesses to the extent unfilled as of the Closing Date, whether or not entered on the books and records of either Seller, other than a purchase order or contract (if any) that constitute an Excluded Asset.

1.39         “Disclosible Commitment” has the meaning ascribed to it in section 4.13.

1.40         “Disclosure Schedule” means the Disclosure Schedule, dated as of the date of this Agreement, delivered to Purchasers by Sellers in connection with this Agreement.

1.41         “Earnout Period” means one of the four (4) successive periods of twelve (12) consecutive Fiscal Months the first of which periods begins on the first day of the first Fiscal Month beginning on or after the Closing Date.

1.42         “Employee Benefit Plan” means an Employee Pension Plan, an Employee Welfare Plan, or an Other Employee Plan or Arrangement.

1.43         “Employee Pension Plan” means any plan, fund, program, or arrangement established or maintained by an employer that provides or is intended to provide retirement income to employees or their beneficiaries.

1.44         “Employee Welfare Plan” means any plan, fund, program, or arrangement established or maintained by an employer that provides or is intended to provide to its participants or their beneficiaries, through the purchase of insurance or otherwise, medical, surgical, accident, sickness, disability, death, unemployment, or vacation benefits; apprenticeship or other training programs; day care centers or other childcare services; scholarship funds or other education benefits; prepaid legal services; or any other fringe benefit.

1.45         “Employment Agreement” means any of the Employment Agreements with Marco, Burke, Sablatura, and Snow in substantially the form of Exhibits D-1, D-2, D-3, and D-4, respectively.

1.46         “Encumbrance” means any lien (statutory or otherwise), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority, or other security agreement or preferential arrangement of any kind or nature, or any defect in title or other encumbrance of any kind.

1.47         “Environmental Laws” means, collectively, any and all laws, ordinances, rules, regulations, and orders currently in effect of any Governmental Authority relating to Hazardous Substances, Contamination, protection of the environment, or protection of human health and safety.

1.48         “Environmental Matter” means any matter arising out of or relating to occupational or human health and safety, pollution, Contamination that exceeds applicable cleanup standards or remediation thresholds, Environmental Laws, compliance with Environmental Laws or protection of the environment (indoor or outdoor), including any of the foregoing relating to the presence, use, production, generation, handling, transport, management, treatment, storage, disposal, distribution, discharge, release, migration, control, or cleanup of, or exposure to, any Hazardous Substance or Hazardous Substance-containing material.

1.49         “Environmental Permit” means any permit, license, registrations, or authorization required by applicable Environmental Laws in order to use the Facilities or any of the Acquired Assets or to operate an of the Acquired Businesses as currently operated by either Seller.

1.50         “Equipment” means all items of equipment (including training equipment) and other tangible personal property, other than Inventory, owned by either Seller and used in or useful to any of the Acquired Businesses, other than items (if any) that constitute Excluded Assets.

1.51         “Equipment Leases” means the leases of personal property used in the Acquired Businesses identified as such in the Disclosure Schedule, other than those (if any) that constitute Excluded Assets.

1.52         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.53         “ERISA Affiliate” means any entity that is a member of the “controlled group,” as defined in section 4001(a)(14) of ERISA, that includes Seller.

1.54         “Estimated Net Current Asset Value Payment” has the meaning ascribed to it in section 2.3(a).

1.55         “Excluded Asset” and “Excluded Assets” have the meaning ascribed to them in section 2.2.

1.56         “Facilities” means the real property and improvements thereon located at 10521 Gulfdale, San Antonio, Texas 78216 which are leased to Seller pursuant to the Facilities Lease.

1.57         “Facilities Lease” means the Commercial Lease (and Addendum thereto) dated September 27, 2001 by and between Tuleta C. White as Lessor and GigaWave as Lessee, as amended by an Amendment dated December 28, 2001, a Second Amendment dated January 30, 2002, and a Third Amendment dated February 15, 2002, the term of which Commercial Lease has been extended through November 30, 2008 pursuant to written notice from GigaWave to Lessor dated September 1, 2005.

1.58         “Financial Statements” means any of the Unaudited Statements or any of the Interim Statements.

1.59         “Fiscal Month,” “Fiscal Quarter,” or “Fiscal Year” means a fiscal month, fiscal quarter, or fiscal year, respectively, of TESSCO.

1.60         “FY2007,” “FY2008,” FY2009,” and “FY2010” mean TESSCO’s Fiscal Years ending April 1, 2007; March 30, 2008; March 29, 2009; and March 28, 2010; respectively.

1.61         “GAAP” means United States generally accepted accounting principles: (i) with respect to the financial statements of Purchasers or TESSCO as consistently applied by TESSCO and (ii) with respect to the financial statements of either Seller as consistently applied by Sellers in the preparation of their financial statements.

1.62         “GigaWave Trademark” means the service mark “GigaWave Technologies” registered on the Principal Register of the United States Patent and Trademark Office (Registration No. 2,512,492).

1.63         “Governmental Authority” means any nation, including the United States of America, or any state or other political subdivision, or any agency, instrumentality, court, or other body thereof, exercising executive, legislative, judicial, regulatory, or administrative authority.

1.64         “Gross Earnout Amount” has the meaning ascribed to it in section 3.2(a).

1.65         “Hazardous Substance” means any element, substance, compound, or mixture, whether solid, liquid, or gaseous: (i) that is subject to regulation by any Governmental Authority pursuant to one or more Environmental Laws or (ii) the presence, existence, or threat of which can give rise to a claim or liability under one or more Environmental Laws.

1.66         “Hired Employee” means any employee of either Seller (other than a Key Executive) who is offered and accepts employment with TESSCO as contemplated by section 8.1.

1.67         “Indemnitee” has the meaning ascribed to it in section 12.3(a).

1.68         “Indemnitor” has the meaning ascribed to it in section 12.3(a).

1.69         “Installment Payment” has the meaning ascribed to it in section 3.1.

1.70         “Intellectual Property Right” means any of the following that is owned by either Seller or used by either Seller in the operation of any of the Acquired Businesses: (i) any United States or foreign patent, patent right, or copyright (whether or not registered), (ii) any trademark, service mark, or trade name (whether or not registered), including the GigaWave Trademark, the TerraWave Trademark, and the rights to use the names “GigaWave” and “TerraWave,” (iii) any Internet domain name, (iv) rights in and to customer and supplier lists and information (whether in written or electronic form), or (v) any right in respect of information that is protectible from unauthorized use or disclosure as a trade secret under federal or state law, other than any of the foregoing that constitutes an Excluded Asset.

1.71         “Interim Statements” has the meaning ascribed to it in section 4.10.

1.72         “Inventory” means, collectively, all inventories of products owned by either Seller that are held for resale and all parts, supplies, and packaging material owned by either Seller that are held for use or consumption in the operation of any of the Acquired Businesses by either Seller, including quantities that are excess to the reasonably anticipated needs of the Acquired Businesses, other than those (if any) that constitute Excluded Assets.

1.73         “IRS” means the Internal Revenue Service.

1.74         “Key Executive” has the meaning ascribed to it in the Recitals.

1.75         “Lease Assignment” means the assignment of the Facilities Lease in substantially the form the Assignment of Lease attached hereto as Exhibit E.

1.76         “Leasehold Improvements” means all leasehold improvements to the Facilities to the extent of any interest therein of either Seller, whether or not the same are reflected in any of the Financial Statements.

1.77         “License Agreements” means the software license agreements and other licenses of tangible and intangible property to which either Seller is a party used in or relating to any of the Acquired Businesses and identified as such in the Disclosure Schedule, other than those (if any) that constitute Excluded Assets.

1.78         “Litigation” means any action or proceeding in any court or before any other Governmental Authority or any arbitration or similar proceeding.

1.79         “Loss” or “Losses” means each and all of the following: claims, demands, losses, liabilities, damages, judgments, fines, penalties, and awards and all Claim Expenses incurred in connection therewith.

1.80         “Material Adverse Effect” means a material adverse effect (i) on the assets, financial condition, operating results, or business of Sellers (to the extent relating to any of the Acquired Businesses or Acquired Assets), considered as a single enterprise, or (ii) on Purchasers’ operation of the Acquired Businesses or use of the Acquired Assets after the Closing Date, excluding in any case (1) any change in general economic, regulatory, public safety, or political conditions or changes that affect generally the industries in which the Acquired Businesses are operated and (2) any change resulting from compliance by either Seller with the terms of or the taking of any action contemplated or permitted by this Agreement or any of the Closing Documents.

1.81         “Net Current Asset Value” means the sum of the following (without duplication) as of the Closing Date:

(a)           the amount of cash and cash equivalents (if any) transferred by either Seller to Purchasers on the Closing Date; plus

(b)           the value of the Inventory transferred to Purchasers as finally determined in accordance with section 2.4; plus

(c)           the total amount of the Accounts Receivable transferred to Purchasers as finally determined in accordance with section 2.4; plus

(d)           the total amount of prepaid expenses, security deposits, and other current assets on the books of either Seller as agreed to between Purchasers and Sellers on or before the Closing Date and as finally determined in accordance with section 2.4; minus

(e)           the sum of: (i) Sellers’ accounts payable as reflected in the Closing Date A/P Report (except to the extent that any of such accounts payable constitute Retained Liabilities); (ii) Purchasers’ reasonable estimate of any other accounts payable of Sellers arising in the Ordinary Course of Business within the thirty (30) days preceding the Closing Date for which invoices have not been received in sufficient time to be included in the Closing Date A/P Report (except to the extent that any of such accounts payable constitute Retained Liabilities); (iii) without duplication, the total amount of all other liabilities of either Seller that are included in the Assumed Liabilities, including Accrued Vacation Expense and those liabilities (if any) specifically identified in Schedule 2.5(a) (but excluding the costs of satisfying Warranty Obligations, which shall be taken into account in determining Net Profit Contribution).

1.82         “Net Profit Contribution” for any period means Net Profit Contribution for such period determined in accordance with TESSCO’s normal accounting policies and procedures consistent with the provisions of Exhibit F. Notwithstanding any contrary provision of Exhibit F, in determining “Net Profit Contribution” in no event shall any deduction be made for any reason whatsoever: (1) with respect to any broker’s fee payable by Purchasers or TESSCO; (2) any amortization or expense for goodwill acquired pursuant to this Agreement or incident to any other acquisition; (3) any intercompany charges, including any interest on funds lent by TESSCO or any of its Affiliates to either Purchaser; (4) the Closing Date Payment; (5) any amount for which either Purchaser or TESSCO is in fact indemnified by either Seller pursuant to the provisions of Article 12; or (6) any other amounts that any other provision of this Agreement (including Exhibit F) specifies shall not be deducted in computing Net Profit Contribution.

1.83         “Net Tangible Asset Value” means the book value net of depreciation and amortization, determined as of the Closing Date (or such other convenient date as is agreed upon in writing by Sellers and Purchasers) in a manner consistent with the accounting methods heretofore used by Sellers, of all tangible personal property  owned by either Seller as of the Closing Date and otherwise included in the Acquired Assets (including Leasehold Improvements, except that all prior amortization of the cost thereof shall be recomputed using a useful life of ten (10) years).

1.84         “NPC Earnout Payment” has the meaning ascribed to it in section 3.2(a).

1.85         “Ordinary Course of Business” means any action taken by a person if that action is consistent in nature, scope, and magnitude with past practices of such person, is taken in the ordinary course of the normal day-to-day operations of such person, and, in the case of a corporation or other entity, does not require the authorization of the board of directors (or comparable governing body) or shareholders (or comparable equity owners) of such person.

1.86         “Other Employee Plan or Arrangement” means any guaranteed annual income plan, fund, or arrangement, or any incentive, bonus, profit-sharing, deferred compensation, stock or other equity option or purchase plan or agreement or arrangement, any severance or termination pay plan or policy, or any other plan for the benefit of all or any of an employer’s employees, but excluding an Employee Welfare Plan and an Employee Pension Plan.

1.87         “Permit” means any permit, license, or authorization, including an Environmental Permit, issued by any Governmental Authority.

1.88         “Permitted Encumbrance” means: (a) Encumbrances for Taxes, fees, levies, duties, or other governmental charges of any kind (i) that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established and are reflected in the Financial Statements or (ii) that are not yet due or delinquent; and (b) purchase money liens, liens securing rental payments under capital lease arrangements, mechanics, materialmen’s liens and similar liens, and other liens arising in the Ordinary Course of Business that secure an obligation (other than an obligation for borrowed money) that is included among the Assumed Liabilities and is disclosed as such in the Disclosure Schedule.

1.89         “Person” or “person” includes an individual, corporation, partnership, limited liability company, or other entity.

1.90         “Prepaid Purchase Price” has the meaning ascribed to it in section 2.3.

1.91         “Private Brand Business” means TerraWave’s business of selling and distributing products manufactured by or for TerraWave for marketing under the TerraWave brand name (or any successor brand name that may hereafter be used by either Purchaser or by TESSCO for marketing such products) as such business continues to be conducted after the Closing Date.

1.92         “Private Brand NPC” for any period means Net Profit Contribution derived for such period from the Private Brand Business.

1.93         “Proposal” has the meaning ascribed to it in section 6.5(a).

1.94         “Purchase Price” has the meaning ascribed to it in section 2.3.

1.95         “Purchase Price Allocation” has the meaning ascribed to it in section 2.8.

1.96         “Purchasers Certificate” means a certificate of Purchasers and TESSCO, dated as of the Closing Date and signed by duly authorized officers of Purchasers and TESSCO, certifying to the fulfillment of the conditions and other matters set forth in section 10.1 in substantially the form attached hereto as Exhibit G.

1.97         “Representative” has the meaning ascribed to it in section 6.5.

1.98         “Required Consents” means: (i) written consent of the Landlord under the Facilities Lease to the assignment by GigaWave of the Facilities Lease pursuant to and on the terms contained in the Lease Assignment or as may otherwise be acceptable to Purchasers; (ii) written consents by all parties other than Sellers to the assignment of the contracts identified in Schedule 1.98; and (iii) any other consent of any Governmental Authority or other third party necessary for the consummation of the transactions contemplated hereby or the transfer of any of the Acquired Assets the absence of which would have a Material Adverse Effect.

1.99         “Required SKU Information” has the meaning ascribed to it in section 6.8.

1.100       “Retained Books and Records” means, collectively: (i) all books, records, files, and data (whether in written, electronic, or other form) to the extent arising out of and relating exclusively to any of the Excluded Assets or Retained Liabilities or to Sellers’ policies or procedures that are not applicable to any of the Acquired Businesses; (ii) all minute books and other partnership records, and (iii) all records of either Seller relating to federal, state, or local Taxes.

1.101       “Retained Liabilities” has the meaning ascribed to it in section 2.5(c).

1.102       “Sellers Certificate” means a certificate of Sellers, dated as of the Closing Date and signed by each of the Sellers, certifying to the fulfillment of the conditions and other matters set forth in section 9.1 in substantially the form attached hereto as Exhibit H.

1.103       “Sellers’ Knowledge” means the actual knowledge after reasonable inquiry of Marco, Burke, Sablatura, or Snow.

1.104       “Sparco Claim Rights” means includes all rights (but none of the obligations) of either Seller arising out of or relating to the Settlement Agreement and Release of Claims among Sellers and the Sparco Parties and the related Agreed Permanent Injunction entered on or about June 9, 2004, in Cause No. 2004CI05111 by the District Court for Bexar County, Texas.

1.105       “Sparco Parties” means Sparco Technologies, Inc., David R. Dullnig, and Christopher F. Cooke.

1.106       “Supplier Contract” means any purchase order or other contract for the purchase or acquisition of Inventory, products, goods, or services relating to any of the Acquired Businesses entered into by either Seller in the Ordinary Course of Business to the extent unfilled as of or providing for the delivery or rendering of such Inventory, products, goods, or services after the Closing Date, whether or not entered on the books and records of either Seller, other than a purchase order or contract that constitutes an Excluded Asset.

1.107       “Tax” means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, customs duty, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, and including any interest, penalties or additions to tax on or with respect to any of the foregoing.

1.108       “TESSCO Guaranty” has the meaning ascribed to it in the Recitals.

1.109       “TerraPoints Liability” means Sellers’ obligations in respect of Sellers’ “TerraPoints” incentive program.

1.110       “TerraWave Trademark” means the service mark “TerraWave Solutions” registered on the Principal Register of the United States Patent and Trademark Office (Registration No. 2,835,977).

1.111       “Trademark Assignments” means the assignments of the TerraWave Trademark and the GigaWave Trademark in the form attached hereto as Exhibit I.

1.112       “Training Business” means GigaWave’s business of providing wireless- and broadband-related training services, logistics support, curriculum development, and certification programs (and any other similar services that Purchasers or TESSCO may hereafter determine to offer under the GigaWave name), as such business continues to be conducted after the Closing Date.

1.113       “Training NPC” for any period means Net Profit Contribution derived for such period from the Training Business.

1.114       “Unaudited Statements” has the meaning ascribed to it in section 4.10.

1.115       “Warranty Obligations” has the meaning ascribed to it in section 2.5(a)(vi).

1.116       “Wi-Fi Business” means Sellers’ non-private-label distribution business, including the distribution and sale of Wi-Fi and wireless products xxx xxxxxxxxxxx xxxxxxxxxx xxxxxx xxxxxxxx xxx xxxxxxxxx xxx xxxxxxxxxxxx xx xxxx xx xxxxxxxxxxxx-xxxxx xxxxxxx xxxxxxxx xx xxxxxxxxx xx xxxxxx, as such business continues to be conducted after the Closing Date.

1.117       “Wi-Fi NPC” for any period means Net Profit Contribution derived for such period from the Wi-Fi Business.

1.118       “WLAN” has the meaning ascribed to it in the Recitals.

Article 2.       Terms of Purchase and Sale.

2.1           PURCHASE AND SALE. AT THE CLOSING, ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS AGREEMENT, SELLERS SHALL SELL, CONVEY, TRANSFER, ASSIGN, AND DELIVER TO PURCHASERS, AND PURCHASERS SHALL PURCHASE AND ACQUIRE FROM SELLERS, ALL OF SELLERS’ RIGHT, TITLE, AND INTEREST IN AND TO THE FOLLOWING (COLLECTIVELY, THE “ACQUIRED ASSETS”), WHICH ACQUIRED ASSETS SHALL BE CONVEYED, TRANSFERRED, AND ASSIGNED TO TESSCO INC. OR TO GSS, AS THE CASE MAY BE, AS SET FORTH IN THE BILL OF SALE:

(a)           all shares of stock, securities, or investment assets owned by or held for the benefit of either Seller on the Closing Date to the extent included in Net Current Asset Value;

(b)           the Accounts Receivable, as reflected in the Closing Date A/R Report;

(c)           the Inventory, as reflected in the Closing Date Inventory Report (including items of Inventory ordered but not yet received as of the Closing Date to the extent of any estimates thereof included in the Closing Date Inventory Report);

(d)           the Equipment;

(e)           the Leasehold Improvements;

(f)            the Contract Rights;

(g)           the Claim Rights (provided, however, that Purchasers shall be solely responsible for the costs and expenses, of litigation or otherwise, that are incurred in Purchasers’ enforcement of any Claim Rights, including the Sparco Claim Rights, so assigned to Purchasers);

(h)           the Intellectual Property Rights;

(i)            the Books and Records (provided, however, that Sellers shall be entitled to keep copies of financial books and records and personnel records and files);

(j)            the benefit of all rent, property taxes, and other expenses and deposits paid in advance of the Closing Date to the extent relating to periods after the Closing Date;

(k)           all sales and promotional literature, office supplies, and other consumable supplies;

(l)            all Permits of or relating to any of the Acquired Businesses; and

(m)          all goodwill of Sellers associated with the Acquired Businesses and the Acquired Assets.

2.2           Excluded Assets. Notwithstanding anything in section 2.1 or any other provision of this Agreement to the contrary, the Acquired Assets shall not be deemed to include any of the following (each an “Excluded Asset” and together the “Excluded Assets”):

(a)           any Accounts Receivable not reflected in the Closing Date A/R Report;

(b)           any items of Inventory not reflected in the Closing Date Inventory Report;

(c)           all accounts receivable, notes receivable, and other obligations owing by either Seller to the other or by any employee, officer, director, or equity owner of either Seller, or any Affiliate of either Seller;

(d)           the Retained Books and Records;

(e)           all rights of Sellers under this Agreement, the TESSCO Guaranty, or any of the Closing Documents;

(f)            any insurance policies maintained by either Seller or rights or claims thereunder;

(g)           any tort claims or similar rights arising out of acts or occurrences before the Closing Date;

(h)           all Sparco Claim Rights to the extent that such rights are based on actions by any of the Sparco Parties taken or occurring before the Closing Date, including awards of damages, reimbursements of fees and expenses, and settlement awards that pertain to such Sparco Claim Rights;

(i)            any and all rights to the extent arising out of or relating to one or more of the Excluded Assets or Retained Liabilities, including amounts due to either Seller as reimbursement under any of Sellers’ Employee Benefit Plans;

(j)            the other items (if any) listed on Schedule 2.2;

(k)           all rights to refunds, credits, or overpayments with respect to Taxes paid or accrued by either Seller and all other payments or deposits made by either Seller in respect of Taxes, but only to the extent that the liability for such Taxes is not an Assumed Liability; and

(l)            all rights under any contract, agreement, guaranty, or arrangement not otherwise included herein as an Excluded Asset between either Seller and any Affiliate of either Seller or any officer, director, employee, or partner of either Seller.

2.3           Purchase Price and Payment. The purchase price for the Acquired Assets (the “Purchase Price”) shall be the sum of the following amounts: (i) Two Million Dollars ($2,000,000) (the “Base Amount”), of which One Million Five Hundred Thousand Dollars ($1,500,000) (the “Prepaid Purchase Price”) constitutes a prepayment of other amounts owing to Sellers hereunder to be recouped as provided in section 2.6; (ii) an amount equal to the Net Current Asset Value; (iii) an amount equal to the Net Tangible Asset Value; (iv) the Installment Payments payable under section 3.1; (v) the NPC Earnout Payments payable under section 3.2; (vi) the Broadband NPC Payments payable under section 3.3; and (vii) the total amount of the Assumed Liabilities assumed under section 2.5(a). The Purchase Price shall be paid as follows:

(a)           Amount Due at Closing. On the Closing Date, Purchasers shall pay to Sellers (by wire transfer of immediately available funds to an account or accounts designated by Sellers) the sum of the following amounts (together, the “Closing Date Payment”): (i) the Base Amount plus (ii) ninety percent (90%) of Net Current Asset Value as reasonably estimated by Purchasers in consultation with Sellers as of the Closing Date (the “Estimated Net Current Asset Value Payment”), which estimate of Net Current Asset Value shall, in the case of Inventory, be based on the lower of Sellers’ cost or TESSCO’s cost as reflected in the Closing Date Inventory Report, plus (iii) Net Tangible Asset Value.

(b)           Balance of Net Current Asset Value. The balance of the Net Current Asset Value shall be determined and paid to Sellers as provided in section 2.4.

(c)           Contingent Payments. Subject to the satisfaction of the conditions therein specified, Purchasers shall pay to Sellers the Installment Payments provided for in section 3.1, the NPC Earnout Payments provided for in section 3.2, and the Broadband NPC Payments provided for in section 3.3, in each case as and when due under Article 3 (all of which obligations shall be guaranteed by TESSCO as provided in the TESSCO Guaranty).

(d)           Assumption of Certain Liabilities. On the Closing Date, Purchasers shall assume the Assumed Liabilities as set forth in section 2.5 and shall execute and deliver the Assumption Agreement in confirmation thereof (which assumption obligations shall be guaranteed by TESSCO as provided in the TESSCO Guaranty).

2.4           Final Determination and Payment of Net Current Asset Value.

(a)           Not later than one (1) month after the last day of FY2007, Purchasers shall furnish to Sellers in writing its determination of Net Current Asset Value based on (i) actual sales of the Inventory during FY2007 (net of returns and allowances), (ii) actual collections of the Accounts Receivable during FY2007, (iii) the amount of prepaid expenses and other current assets as of the Closing Date the value of which is actually realized after the Closing Date, and (iv) the actual amount of accounts payable and other Assumed Liabilities as of the Closing Date (at face value and without regard to any discounts or other accommodations subsequently negotiated with the obligees of such accounts payable and other Assumed Liabilities), together with such supporting information and materials as Sellers may reasonably request. If Sellers object to such determination, Sellers shall notify Purchasers of such objection and the grounds therefor within ten (10) days of receiving Purchasers’ determination, and Sellers and Purchasers shall thereafter work together to resolve such objections in a timely manner.

(b)           Any disputes regarding the determination of Net Current Asset Value that cannot be resolved informally as contemplated by subsection (a) shall be resolved in accordance with Article 13.

(c)           If Sellers have no objections to Purchasers’ determination or do not timely notify Purchasers of any objections, then the amount shown in Purchasers’ determination shall constitute Net Current Asset Value. If Sellers timely notify Purchasers of one or more objections, then the amount finally agreed upon by the parties or determined in accordance with Article 13 shall constitute Net Current Asset Value.

(d)           Not later than twenty (20) days after Net Current Asset Value has been finally determined as provided in subsection (c):

(i)            If Net Current Asset Value exceeds the Estimated Net Current Asset Value Payment, Purchasers shall pay to Sellers (by wire transfer of immediately available funds to an account or accounts designated by Sellers) the amount of such excess; and

(ii)           If the Estimated Net Current Asset Value Payment exceeds Net Current Asset Value, then Sellers shall pay to Purchasers (by wire transfer of immediately available funds to an account or accounts designated by Purchasers) the amount of such excess or, at Purchasers’ option, Purchasers may withhold and recoup such amount from any payments that are or may thereafter become due to Sellers under this Agreement.

(e)           For purposes of subsection (a):

(i)            amounts received after the Closing Date in payment of Accounts Receivable shall be applied to unpaid invoices as designated in writing by the payor and, in the absence of any such written designation, shall be applied to unpaid invoices in chronological order, i.e., to the oldest invoices first;

(ii)           where Purchasers or TESSCO or any of their Affiliates hold items of inventory on the Closing Date of the same kind as items included in the Inventory, the items held by Purchasers or TESSCO or any of their Affiliates on the Closing Date shall be deemed sold before items included in the Inventory;

(iii)          except as provided in paragraph (v), in determining Net Current Asset Value, items of Inventory sold after the Closing Date shall be valued at the lesser of Sellers’ cost as shown on the Closing Date Inventory Report and the actual selling price of such items;

(iv)          except as provided in paragraph (v), no value shall be attributed to, and there shall not be taken into account in determining Net Current Asset Value, any items of Inventory unsold or any Accounts Receivable uncollected as of the last day of FY2007; and

(v)           items of Inventory on hand as of the Closing Date that are subsequently returned to the vendor or exchanged for other products shall be treated as having been sold for the amount credited by the vendor or, if no specific amount is so credited, for an amount based on Sellers’ cost for such items as shown on the Closing Date Inventory Report.

(f)            At any time after Net Current Asset Value has been finally determined as contemplated by subsection (c), Purchasers shall, upon Sellers’ written request, assign to Sellers (without recourse) all of Purchasers’ right, title, and interest in any items of Inventory and in any Accounts Receivable not taken into account in determining Net Current Asset Value, and Purchasers shall (at Sellers’ sole cost and expense) deliver possession of any such items of Inventory as Sellers may reasonably request.

2.5           Assumed Liabilities and Retained Liabilities.

(a)           As of the Closing Date, Purchasers shall assume the following liabilities and obligations of Sellers (collectively, the “Assumed Liabilities”):

(i)            Sellers’ accounts payable set forth in the Closing Date A/P Report and any other accounts payable of Sellers arising in the Ordinary Course of Business within the thirty (30) days preceding the Closing Date for which invoices have not been received in sufficient time to be included in the Closing Date A/P Report, but only to the extent taken into account in determining Net Current Asset Value;

(ii)           Accrued Vacation Expense;

(iii)          Sellers’ TerraPoints Liability;

(iv)          those other liabilities of Sellers (if any) specifically identified in Schedule 2.5(a);

(v)           credits or refunds due to customers that are reflected in the Closing Date A/R Report;

(vi)          obligations under warranties extended by either Seller, or arising by operation of law, in the Ordinary Course of Business before the Closing Date on account of the sale of merchandise by either Seller, but only to the extent that any such warranty requires either Seller to repair or replace such merchandise or to grant a credit for or refund of the purchase price of such merchandise (and specifically excluding any other liability or obligation in connection with any such warranties, including any liability for death or personal injury or for special, incidental, consequential, or punitive damages) (collectively “Warranty Obligations”); and

(vii)         Sellers’ liabilities and obligations under the Facilities Lease, the Equipment Leases, and the License Agreements, and under Customer Contracts and Supplier Contracts, but only to the extent that any such liability or obligation: (1) in the case of the Facilities Lease, an Equipment Lease, or a License Agreement, relates or is allocable to periods beginning on or after the Closing Date or (2) is a liability or obligation to pay for goods to be delivered or services to be furnished to either Purchaser by a third party after the Closing Date or (3) is a liability or obligation in respect of goods to be delivered or services to be furnished by either Purchaser after the Closing Date the right to payment for which is included in the Accounts Receivable or will otherwise inure to either Purchaser.

(b)           Purchasers shall pay or otherwise perform each Assumed Liability as it becomes due, provided that Purchasers may dispute any Assumed Liability in good faith by appropriate proceedings. The grant to Purchasers of such right to dispute shall not in any way affect the obligation of Purchasers or TESSCO pursuant to section 12.2(c) to indemnify Sellers and their Affiliates against Losses sustained or incurred by any of them arising out of or relating to such Assumed Liability, including by reason of Purchasers’ disputing such Assumed Liability.

(c)           Subject always to the terms of Article 12, Purchasers shall not assume, and Sellers shall be responsible for the payment, performance, and discharge of, the following liabilities and obligations (collectively, the “Retained Liabilities”):

(i)            any liability or obligation of either Seller for Taxes (including payroll taxes and amounts withheld from compensation and other amounts paid to employees), whether arising before, on, or after the Closing Date or relating to periods commencing or ending before or after the Closing Date;

(ii)           any liability or obligation the responsibility for which is expressly identified in Schedule 2.5(c) as remaining with Sellers;

(iii)          any liability or obligation arising out of or relating to any of the Excluded Assets;

(iv)          any liability or obligation to, or arising out of or in connection with any claim by, any of the Sparco Parties, as well as all costs and expenses (including legal fees) incurred in connection with the enforcement of the Sparco Claim Rights, except to the extent that such Sparco Claim Rights have been assigned to Purchasers as provided in section 2.1(g);

(v)           any liability or obligation for Environmental Matters concerning or affecting any of the Acquired Assets, any of the Acquired Businesses, or the Facilities which Environmental Matters arise directly or indirectly from acts, omissions, facts, circumstances, events, or conditions (including the presence or release of Hazardous Substances) occurring before the Closing Date;

(vi)          any and all accounts payable, notes payable, and other indebtedness or obligations owing by either Seller to the other Seller or to any officer, director, employee, or partner of either Seller, or any Affiliate of either Seller;

(vii)         any other liabilities and obligations referred to in this Agreement as being the responsibility of Sellers; and

(viii)        any other liability or obligation of either Seller not assumed by Purchasers pursuant to section 2.5(a).

2.6           Recoupment of Prepaid Purchase Price. Notwithstanding any other provision of this Agreement, the Prepaid Purchase Price shall be recouped at the rate of $375,000 per Earnout Period from amounts otherwise payable (but not in fact paid) to Sellers, in respect of the first of the four Earnout Periods, under section 2.4(d)(i) and, in respect of each Earnout Period, under sections 3.1, 3.2, and 3.3. If and to the extent that such amount is not recouped from payments otherwise due with respect to a particular Earnout Period, the unrecouped portion shall be recouped out of amounts otherwise payable (but not in fact paid) with respect to the next succeeding Earnout Period or Earnout Periods, in addition to amounts otherwise to be recouped pursuant to the preceding sentence with respect to such succeeding Earnout Period or Earnout Periods.

2.7           Closing.

(a)           Time and Place. Subject to the terms and conditions of this Agreement, Closing shall take place at the offices of Sellers in San Antonio, Texas commencing at 10:00 a.m. local time, on the later of (a) April 21, 2006 and (b) the Friday of the first full calendar week following the earliest date as of which all the conditions set forth in Article 9 and Article 10 have been satisfied or waived (or at such other time and place and on such other date as the parties may mutually agree). Except as Sellers and Purchasers may otherwise agree, Closing shall be deemed effective as of 12:01 a.m. Eastern time on the Closing Date.

(b)           Deliveries at Closing. At the Closing:

(i)            Purchasers shall deliver to Sellers (1) the Assumption Agreement, (2) the Lease Assignment, and (3) the Purchasers Certificate, each duly executed by Purchasers;

(ii)           TESSCO Inc. shall deliver to each of the Key Executives his Employment Agreement, duly executed by TESSCO Inc.;

(iii)          Purchasers shall make the Closing Date Payment; and

(iv)          Sellers shall deliver or cause to be delivered to Purchasers (1) the Bill of Sale, (2) the Copyright Assignments, (3) the Lease Assignment, (4) the Trademark Assignments, and (5) the Sellers Certificate, each duly executed by Sellers.

(c)           Closing Date Adjustments. Purchasers and Sellers shall adjust all rents and other amounts due under the Facilities Lease, the Equipment Leases, and License Agreements (if any) as of the Closing Date. Sellers shall pay and discharge all such amounts to the extent allocable to periods up to the Closing Date, and Purchasers shall reimburse Sellers for any such amounts to the extent they have previously been paid by either Seller and are so allocable.

(d)           Transfer Taxes. The parties shall share equally the cost of any documentary, stamp, sales, excise, transfer, or other taxes or recording fees payable as a result of the transfer of the Acquired Assets (other than income Taxes or other Taxes based on or measured by reference to income of either Seller).

(e)           Possession of Acquired Assets. On the Closing Date Sellers shall put Purchasers in possession of the Acquired Assets.

2.8           Purchase Price Allocation. Not later than two (2) months after the Closing Date, Purchasers, with the concurrence of Sellers, shall reasonably determine in a manner consistent with section 1060 of the Code and provide to Sellers an allocation of the Purchase Price among the Acquired Assets (the “Purchase Price Allocation”). Sellers and Purchasers shall report the transfer of the Acquired Assets in a manner consistent with the

Purchase Price Allocation for all federal state, local, and foreign Tax purposes and shall file any amendments required as a result of a subsequent increase or decrease in the Purchase Price.

Article 3.       CONTINGENT PURCHASE PRICE PAYMENTS

3.1           Installment Payments. Subject to the satisfaction of the conditions herein specified, Purchasers shall make the following payments (each an “Installment Payment”) to Sellers (by wire transfer of immediately available funds to an account or accounts designated by Sellers), less in each case any amount recouped as provided in section 2.6:

(a)           If total Combined NPC for the first six (6) Fiscal Months beginning on or after the Closing Date is at least Four Hundred Thousand Dollars ($400,000), Purchasers shall pay, not later than one (1) month after the end of the sixth Fiscal Month beginning on or after the Closing Date, Five Hundred Thousand Dollars ($500,000); and

(b)           Whether or not Sellers are entitled to the Installment Payment referred to in subsection (a), if total Combined NPC for the seventh through the twelfth Fiscal Months beginning on or after the Closing Date is at least Six Hundred Twelve Thousand Dollars ($612,000), Purchasers shall pay, not later than one (1) month after the end of the twelfth Fiscal Month beginning on or after the Closing Date, Five Hundred Thousand Dollars ($500,000); and

(c)           If total Combined NPC for the first six (6) Fiscal Months beginning on or after the Closing Date is less than Four Hundred Thousand Dollars ($400,000) (and, as a result, no Installment Payment is payable under subsection (a)) but total Combined NPC for the first twelve (12) Fiscal Months beginning on or after the Closing Date is at least One Million Twelve Thousand Dollars ($1,012,000), Purchasers shall pay, not later than one (1) month after the end of the twelfth Fiscal Month beginning on or after the Closing Date, in addition to the Installment Payment due under subsection (b), Five Hundred Thousand Dollars ($500,000).

3.2           NPC Earnout Payments.

(a)           Provided that Combined NPC for such Earnout Period exceeds the minimum for such Earnout Period provided for in subsection (b), then, not later than three (3) months after the end of each of Earnout Period, Purchasers shall pay to Sellers an amount equal to the following percentage of Combined NPC for the immediately preceding Earnout Period (the “Gross Earnout Amount”), less in each case any amount recouped as provided in section 2.6 (each such payment an “NPC Earnout Payment”):

Earnout Period Ending in	Applicable Percentage of Combined NPC
FY2008	80%
FY2009	70%
FY2010	70%
FY2011	70%

(b)           No payment shall be due under this section 3.2 for a particular Earnout Period unless Combined NPC for such Earnout Period equals or exceeds the minimum amount for such Earnout Period:

Earnout Period Ending in	Minimum Combined NPC
FY2008	$1,012,000
FY2009	$1,450,000
FY2010	$1,650,000
FY2011	$1,800,000

3.3           Broadband NPC Payments.

(a)           Provided that Combined NPC for the Earnout Period in which such Fiscal Quarter ends equals or exceeds the Minimum Combined NPC for such Earnout Period provided for in section 3.2(b), then, not later than two (2) months after the end of each Earnout Period, Purchasers shall pay to Sellers an amount (each a “Broadband NPC Payment”) in respect of each of the four Fiscal Quarters ending in such Earnout Period determined as follows, less in each case any amount recouped as provided in section 2.6:

If Broadband NPC for such Fiscal Quarter equals or exceeds the following percentage of Base Broadband NPC for such Fiscal Quarter:	Then the Broadband NPC Payment for such Fiscal Quarter shall be:
105.0%	$55,000
107.5%	$85,000
110.0%	$100,000

(b)           “Base Broadband NPC” means: (i) for the first Fiscal Quarter ending after the Closing Date, $x,xxx,xxx, (ii) for the second Fiscal Quarter ending after the Closing Date, Broadband NPC for the immediately preceding Fiscal Quarter; (iii) for the third Fiscal Quarter ending after the Closing Date, the average of Broadband NPC for the two (2) immediately preceding Fiscal Quarters; and (iv) for each subsequent Fiscal Quarter, the average of Broadband NPC for the three (3) immediately preceding Fiscal Quarters.

(c)           In no event shall any payment be due under this section 3.3 for a particular Fiscal Quarter unless total Combined NPC for the Earnout Period in which such Fiscal Quarter ends equals or exceeds the Minimum Combined NPC set forth in section 3.2(b).

3.4           Maximum Contingent Purchase Price Payments. In no event shall the total amount of the Installment Payments, the NPC Earnout Payments, and the Broadband NPC Payments (after subtracting the recoupment of the Prepaid Purchase Price pursuant to section 2.6) exceed Fifteen Million Five Hundred Thousand Dollars ($15,500,000), and neither Purchasers nor TESSCO shall have any liability for payments otherwise due under this Article 3 if and to the extent that such payment would cause such total amount to exceed that amount.

3.5           Officers’ Certificates. As promptly as practicable, but in no event later than the date each such payment is due, Purchasers and TESSCO shall deliver to Sellers a certificate signed by the Chief Financial Officer of TESSCO certifying to Sellers the calculation of the amount of the Installment Payment, NPC Earnout Payment, or Broadband NPC Payment (as the case may be) for the relevant period and setting forth the determination of Combined NPC or Broadband NPC (as the case may be) for such period underlying such calculation.

3.6           Payments. All payments due under this Article 3 shall be made by wire transfer of immediately available funds to an account or accounts designated by Sellers.

Article 4.       Representations and Warranties of Sellers

Sellers jointly and severally represent and warrant to Purchasers and to TESSCO as of the date hereof and (except as otherwise specifically provided herein) as of the Closing Date as follows:

4.1           Power and Authority; Effect of Agreement.

(a)           Each Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite limited partnership power and authority to execute, deliver, and perform its obligations under this Agreement and each of the Closing Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Each Seller has heretofore delivered to Purchasers true and correct copies of its certificate of limited partnership and limited partnership agreement as currently in effect.

(b)           The execution, delivery, and performance by each Seller of this Agreement and the Closing Documents to which it is a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited partnership action on its part.

(c)           This Agreement has been duly and validly executed and delivered by each Seller and constitutes the legally valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except to the extent: (i) that such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, preference, equitable subordination, marshaling, or other similar laws of general application now or hereafter in effect relating to creditors’ rights generally and (ii) that the remedies of specific performance, injunction, and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses, and the discretion of the court before which any proceeding therefor may be brought.

(d)           Except as set forth in section 4.1 of the Disclosure Schedule, and except for any violation or default that would not prevent or hinder the consummation of the transactions contemplated hereby, the execution, delivery, and performance by each Seller of this Agreement and of the Closing Documents to which such Seller is a party and the consummation by each Seller of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time or both: (i) violate any provision of law, rule, or regulation to which either Seller or any of the Acquired Assets is subject; (ii) violate any order, judgment, or decree applicable to either Seller or any of the Acquired Assets; (iii) violate any provision of the certificate of limited partnership or limited partnership agreement of either Seller; or (iv) violate or constitute a default under any provision of any Commitment. Notwithstanding the foregoing, this representation and warranty shall (1) not extend to laws, contracts, or other requirements that are adopted or otherwise take effect after the Closing Date and (2) apply only to violations or defaults arising from either Seller’s execution, delivery, or performance of this Agreement or of the Closing Documents to which either Seller is a party and not to violations or defaults arising from actions taken by Purchasers or TESSCO.

4.2           Governmental Consents. Except as set forth in section 4.2 of the Disclosure Schedule, or as may be necessary as a result of facts or circumstances relating solely to Purchasers or TESSCO, no consent, approval, or authorization of or exemption by or filing with any Governmental Authority is required to be obtained by either Seller in connection with the execution, delivery, and performance by either Seller of this Agreement or the consummation of the transactions contemplated hereby or the taking by either Seller of any other action required hereunder.

4.3           Litigation. Except as set forth in section 4.3 of the Disclosure Schedule, there is no Litigation pending or, to Sellers’ Knowledge, threatened (i) against either Seller or relating to any of the Acquired Businesses or (ii) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither of the Sellers nor any of the Acquired Assets is subject to any outstanding order, ruling, judgment, or decree.

4.4           Title to Assets. Except as set forth in section 4.4 of the Disclosure Schedule, on the date hereof, the Acquired Assets are free and clear of Encumbrances, except Permitted Encumbrances. On the Closing Date, the Acquired Assets will be free and clear of Encumbrances, except Permitted Encumbrances.

4.5           Inventory. The listing of Inventory contained in section 4.5 of the Disclosure Schedule is true and accurate in all material respects as of the date there shown. Except as set forth in section 4.5 of the Disclosure Schedule, to Sellers’ Knowledge, all such Inventory is in salable condition and is not obsolete and the quantities thereof are not in excess of those that are reasonable in light of either Sellers’ past business experience and pending or reasonably anticipated customer orders. Sellers shall furnish to Purchasers immediately before the Closing Date a listing of Inventory as of a reasonably current date (the “Closing Date Inventory Report”), which shall include Sellers’ reasonable estimate of Inventory ordered but not yet received but shall exclude those items Purchasers reasonably determine are not in salable condition or are obsolete. The Closing Date Inventory Report shall show the Sellers’ cost for each item listed thereon or, where less, TESSCO’s cost for such item (which information shall be provided by TESSCO) and shall identify the quantity of any item that exceeds the quantity that is reasonably required in the conduct of the Acquired Businesses after the Closing Date. The Closing Date Inventory Report will be true and accurate in all material respects as of its date and, except as noted therein, all Inventory shown thereon as of such date will, to Sellers’ Knowledge: (i) be in salable condition, (ii) not be obsolete (except to the extent of any reserve provided therefor), and (iii) not exceed quantities that are reasonably required in the conduct of the Acquired Businesses after the Closing Date, taking into account the relative growth of the Acquired Businesses over the two-year period preceding the Closing Date.

4.6           Accounts Receivable. The accounts receivable aging report contained in section 4.6 of the Disclosure Schedule accurately sets forth all of Sellers’ Accounts Receivable as of the date there shown. Except as set forth in section 4.6 of the Disclosure Schedule, all such Accounts Receivable are, to Sellers’ Knowledge (after giving effect to the reserve for uncollectible amounts and customer credits), collectible in full, without offset or counterclaim. Sellers shall furnish to Purchasers immediately before the Closing Date a detailed accounts receivable aging report (by customer by invoice) accurately setting forth all of Sellers’ Accounts Receivable as of the Closing Date or the immediately preceding Business Day (the “Closing Date A/R Report”), which report shall exclude (except to the extent of any reserve provided therefor) any Accounts Receivable that Purchasers reasonably determine are unlikely to be collectible or that are substantially past due as of the Closing Date. Except as noted in the Closing Date A/R Report, all Accounts Receivable therein set forth will, to Sellers’ Knowledge (after giving effect to any reserves for uncollectible amounts and customer credits), be collectible in full, without offset or counterclaim.

4.7           Accounts Payable. The accounts payable aging report contained in section 4.7 of the Disclosure Schedule accurately sets forth all of Sellers’ accounts payable as of the date there shown. Sellers shall furnish to Purchasers on the Closing Date a detailed accounts payable aging report (by payee by invoice) accurately setting forth all of Sellers’ accounts payable as of the Closing Date or the immediately preceding Business Day, other than those items included among the Retained Liabilities (the “Closing Date A/P Report”).

4.8           Intellectual Property Rights. The Disclosure Schedule identifies all Intellectual Property Rights owned by either Seller or used by either Seller in the operation of any of the Acquired Businesses. Except as set forth in section 4.8 of the Disclosure Schedule: (i) to Sellers’ Knowledge, no other person has any rights in (including any license of or right to use) or claim to any of the Intellectual Property Rights and (ii) there is no Litigation pending or, to Sellers’ Knowledge, threatened against Seller alleging infringement with respect to or otherwise challenging either Seller’s use of any of such Intellectual Property Rights.

4.9           Sufficiency and Condition of Assets. Except as set forth in section 4.9 of the Disclosure Schedule, the Acquired Assets, together with the Leased Premises and the Excluded Assets, include all assets (but not personnel) that are necessary for the conduct of the Acquired Businesses as currently conducted. All Equipment and, to the extent that GigaWave as Lessee under the Facilities Lease is responsible for maintenance thereof, the Leased Premises will be in substantially the same condition (reasonable and ordinary wear and tear excepted) on the Closing Date as on the date of this Agreement, except for damages caused by casualty or condemnation.

4.10         Financial Statements. Sellers have delivered to Purchasers: (1) their unaudited financial statements for the fiscal years ended December 31, 2003, 2004, and 2005 (the “Unaudited Statements”); and (2) their unaudited internally-prepared balance sheet and statement of operations or income for the month of January 2006 (together with the subsequent interim statements delivered pursuant to section 6.2, the “Interim Statements”), copies of which Unaudited Statements and January 2006 Interim Statements are included in section 4.10 of the Disclosure Schedule. Except as set forth in the Disclosure Schedule: (i) the Unaudited Statements have been prepared in accordance with GAAP and (ii) the Unaudited Statements and the Interim Statements fairly present in all material respects the financial position of the Acquired Businesses as of dates there shown and the results of operations of the Acquired Businesses for the periods then ended, except that the Unaudited Statements and the Interim Statements lack footnotes.

4.11         Absence of Undisclosed Liabilities. Except for liabilities and obligations (i) reflected in the Unaudited Statements, (ii) reflected in the Interim Statements, (iii) arising after December 31, 2005 in the ordinary course of the operation by Sellers of the Acquired Businesses, or (iv) disclosed in section 4.11 of the Disclosure Schedule, to Sellers’ Knowledge, neither Seller has, and none of the Acquired Businesses is subject to, any liability or obligation of any kind or nature (fixed or contingent) that would be required to be recorded as a liability, or otherwise be disclosed in the notes thereto, in financial statements prepared in accordance with GAAP as of the date hereof or as of the Closing Date.

4.12         Absence of Certain Changes or Events. Except as set forth in section 4.12 of the Disclosure Schedule or permitted by this Agreement, since December 31, 2004, neither Seller has with respect to any of the Acquired Businesses or the Acquired Assets:

(a)           suffered any material damage, destruction, or casualty loss to its physical properties;

(b)           suffered any material adverse change in its business or financial condition or in its relationship with any of its material suppliers, customers, distributors, lessors, licensors, licensees, or other third parties;

(c)           incurred or discharged any obligation or liability except in the Ordinary Course of Business and except for obligations, liabilities, and transactions that do not individually or in the aggregate have a Material Adverse Effect;

(d)           other than with respect to agreements for which neither Purchasers nor TESSCO will have any liability after the Closing Date, increased the rate or terms of compensation or benefits payable to or to become payable by it to its directors, officers, or key employees or increased the rate or terms of any bonus, pension, or other employee benefit plan covering any of its directors, officers, or key employees except in each case increases occurring in the Ordinary Course of Business in accordance with its customary practice (including normal periodic performance reviews and related compensation and benefits increases) or as required by any pre-existing Commitment;

(e)           incurred any indebtedness for borrowed money or the deferred purchase price of property;

(f)            forgiven or canceled any indebtedness for borrowed money owing to it or waived any claims or rights of material value, in each case except in the Ordinary Course of Business;

(g)           sold, leased, licensed, or otherwise disposed of any of its material assets other than sales of Inventory and sales of obsolete assets in the Ordinary Course of Business;

(h)           amended or terminated any material Commitment to which it is a party other than in the Ordinary Course of Business; or

(i)            committed pursuant to a legally binding agreement to do any of the things set forth in (c) through (h) above.

4.13         Commitments. Section 4.13 of the Disclosure Schedule identifies each of the following (each a “Disclosible Commitment”): (i) each lease of personal property used in any of the Acquired Businesses, (ii) each software license agreement and other license of tangible or intangible property used in any of the Acquired Businesses (other than licenses of standard off-the-shelf software that is readily available at retail establishments), (iii) each written Customer Contract and Supplier Contract, (iv) each contract with or commitment to any one or more of either Seller’s employees, and (v) each other Commitment, other than the Facilities Lease: (1) that relates to an obligation of either Seller for borrowed money or the deferred purchase price of property; (2) that requires payments by either Seller after the date hereof totaling more than $5,000 in any twelve-month period or more than $25,000 in the aggregate; or (3) that provides for goods or services to be leased, sold, or purchased by either Seller and requires performance by either Seller for a period extending beyond December 31, 2006 (without regard to options to renew or extend that are exercisable only by either Seller and only in either Seller’s sole discretion). Except as set forth in section 4.13 of the Disclosure Schedule:

(a)           Each Seller is and at all times since December 31, 2004 has been in compliance in all material respects with the terms of, and is not currently and has not at any time since December 31, 2004 been in breach of or default with respect to, each Disclosible Commitment to which it is a party or by which it or any of its assets is bound;

(b)           to Sellers’ Knowledge (but without having conducted any inquiry of such other party), no other party to any Disclosible Commitment is in breach thereof or in default with respect thereto (in each case without regard to the giving of notice or the passage of time or both); and

(c)           no other party to any Disclosible Commitment has indicated to either Seller at any time after December 31, 2004 any intention or desire to terminate, cancel, or not renew such Disclosible Commitment (either on account of the transactions contemplated hereby or otherwise).

Except for the Required Consents or as identified in section 4.13 of the Disclosure Schedule, no consents are required for the assignment of any Commitment or Contract Rights to Purchasers. Except as set forth in section 4.13 of the Disclosure Schedule, true and complete copies of all Disclosible Commitments have previously been delivered to Purchasers.

4.14         Facilities Lease. Except as set forth in the Disclosure Schedule: (i) GigaWave is, and at all times since December 31, 2001 has been, in compliance in all material respects with the terms of, and is not currently and has not at any time since December 31, 2001 been in breach of or default with respect to any material provision of, the Facilities Lease; (ii) neither Seller has received any notice of breach or default under the Facilities Lease; and (iii) to Sellers’ Knowledge (but without having conducted any inquiry of such lessor), the lessor under the Facilities Lease is not in breach of or in default with respect to any of the material provisions of the Facilities Lease (in each case without regard to the giving of notice or the passage of time or both).

4.15         Transactions with Related Parties. Except: (i) as set forth in section 4.15 of the Disclosure Schedule or (ii) for matters that will not affect Purchasers’ or TESSCO’s operation of the Acquired Businesses or its use or enjoyment of the Acquired Assets, neither Seller is a party to any Commitment or transaction with any officer, director, or partner of either Seller or any Affiliate of either Seller or of any such officer, director, or partner.

4.16         Compliance With Laws. Except as set forth in section 4.16 of the Disclosure Schedule, each Seller: (i) has since December 31, 2002 with respect to the Acquired Businesses complied with all applicable laws, rules, and regulations in effect at the particular time the failure to comply with which could have a Material Adverse Effect or could result in any liability or obligation to either Purchaser or to TESSCO and (ii) is in compliance with all applicable laws, rules, and regulations currently in effect. Sellers have all Permits necessary for the conduct of the Acquired Businesses as currently conducted the failure to have which would have a Material Adverse Effect or could result in any liability or obligation to either Purchaser or to TESSCO.

4.17         Taxes. Except as set forth in section 4.17 of the Disclosure Schedule, all Tax returns and reports required to be filed by either Seller or with respect to any of the Acquired Businesses have been filed in a timely manner (taking into account any extensions) and all Taxes for periods covered by such Tax returns and reports have been paid or adequate accruals therefor are reflected in the appropriate Financial Statements. Except as set forth in section 4.17 of the Disclosure Schedule, no deficiencies for any Taxes in respect of any of the Acquired Businesses or any of the Acquired Assets have been asserted or assessed against either Seller in writing and remain unpaid and, to Sellers’ Knowledge, there exists no basis for the assertion of any deficiency for any Tax in respect of any of the Acquired Businesses or any of the Acquired Assets. Neither Seller is subject to any income, franchise, or similar Tax under the laws of the State of Texas, and neither Seller has any employees, assets, or operations outside the State of Texas.

4.18         Environmental Matters. Except as set forth in section 4.18 of the Disclosure Schedule:

(a)           Each Seller has complied in all material respects with all applicable Environmental Laws, and neither Seller has received any written notice that either Seller or any other person occupying or using any portion of the Facilities with the knowledge or permission of either Seller is in violation of applicable Environmental Laws.

(b)           No claims have been asserted in writing and, to Sellers’ Knowledge, there is no basis for any claims that either Seller is in violation of any Environmental Law with respect to the Facilities or the ownership, operation, or use of any of the Acquired Businesses or any of the Acquired Assets.

(c)           Sellers have obtained, and to Sellers’ Knowledge Sellers have complied in all material respects with the terms of, all Environmental Permits required under applicable Environmental Laws to operate the Acquired Businesses or use the Acquired Assets as currently operated or used by Sellers and to store, dispose of, and otherwise handle any Hazardous Substances used in any of the Acquired Businesses.

(d)           Since December 31, 2001, neither Seller has received any written request for information, notice, demand letter, administrative inquiry, or compliance notice from a Governmental Authority or other third party with respect to the presence of, and to Sellers’ Knowledge there does not exist, any Contamination exceeding applicable clean-up standards or remediation thresholds in, on, under, or about the Facilities or, except as set forth in section 4.18 of the Disclosure Schedule, any other real property that is owned or leased by either Seller or the threat of migration of Contamination exceeding applicable clean-up standards or remediation thresholds onto, at, into, or under the Facilities.

(e)           Since December 31, 2001, neither Seller has received any written request for information, notice, demand letter, inquiry, or compliance notice from a Governmental Authority or other third party concerning, and to Sellers’ Knowledge there does not exist, any Contamination or threatened Contamination at any off-site location or locations to which either Seller transported or arranged for the transportation of Hazardous Substances during either Seller’s operation of any of the Acquired Businesses or ownership or use of any of the Acquired Assets.

4.19         Labor and Employment Matters.

(a)           Except as set forth in section 4.19 of the Disclosure Schedule: (i) there is no unfair labor practice charge or complaint, and to Sellers’ Knowledge no union organizing effort, pending or threatened against either Seller; (ii) to Sellers’ Knowledge, there are no labor controversies, including strikes, disputes, slowdowns, or work stoppages pending or threatened, against either Seller; and (iii) there are no other employment-related claims, including wrongful termination, discrimination, or sexual harassment claims, pending, or to Sellers’ Knowledge threatened, against either Seller, and no such claims have been asserted against either Seller or any of its employees at any time after December 31, 2002.

(b)           Section 4.19 of the Disclosure Schedule identifies each nondisclosure or noncompetition agreement with any past or present employee of either Seller and each agreement with any past or present employee of either Seller relating to the disclosure or ownership of inventions or other intellectual property conceived by the employee.

4.20         Employee Benefit Plans.

(a)           Except as set forth in section 4.20 of the Disclosure Schedule, neither Seller is a party to or obligated to contribute to any Employee Benefit Plan. True and complete copies of all such Employee Benefit Plans have been delivered to Purchasers.

(b)           With respect to any Employee Benefit Plan that covers employees of either Seller: (1) neither such Employee Benefit Plan nor, to Sellers’ Knowledge, any plan fiduciary has engaged in a prohibited transaction as defined in section 406 of ERISA (for which no individual or class exemption exists under section 408 of ERISA) or any prohibited transaction as defined in section 4975 of the Code (for which no individual or class exemption exists under section 4975 of the Code) involving such Employee Benefit Plan that resulted in any liability which has not been satisfied; (2) all filings and reports as to such Employee Benefit Plan required to have been made to the IRS, to the U.S. Department of Labor or, if applicable, to the Pension Benefit Guaranty Corporation have been made; (3) there is no litigation, disputed claim (other than routine claims for benefits), or governmental proceeding or investigation commenced, pending, or to Sellers’ Knowledge threatened with respect to any such Employee Benefit Plan or its related trust; (4) such Employee Benefit Plan has been established, maintained, funded, and administered in all material respects in accordance with its governing documents and any applicable provisions of ERISA, the Code, and the regulations promulgated thereunder; (5) neither of the Sellers nor any ERISA Affiliate has, during the preceding five (5) year-period, incurred any withdrawal liability from a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA.

(c)           With respect to each Employee Benefit Plan that covers employees of either Seller and that is intended to be qualified under section 401(a) or section

501(c)(9) of the Code, except as set forth in section 4.20 of the Disclosure Schedule, favorable determination or approval letters as to qualification of such Employee Benefit Plan under section 401(a) or section 501(c)(9) of the Code have been issued by the IRS and, to Sellers’ Knowledge, no event has occurred or condition exists that would adversely affect such qualification.

(d)           There has not been any termination or partial termination of any Employee Pension Benefit Plan maintained by either Seller or any ERISA Affiliate, during the period of such common control, at a time when Title IV of ERISA applied to such Plan that resulted in a liability to either Seller that has not been satisfied.

4.21         Bulk Transfer Laws. The transactions contemplated by this Agreement do not require compliance with the provisions of any “Bulk Sales Act,” bulk transfer law, or similar law requiring or providing for notice to any of Sellers’ creditors (including taxing authorities) in any jurisdiction (“Bulk Transfer Laws”).

4.22         No Brokers or Finders. No broker’s, finder’s, or any similar fee will be incurred by or on behalf of either Seller or any of the Acquired Businesses in connection with the initiation, negotiation, execution, or performance of this Agreement or the transactions contemplated hereby for which Purchasers or TESSCO or any of their respective Affiliates shall have any liability.

4.23         No Material Misstatements or Omissions. No representation or other statement by either Seller contained in this Agreement or in any exhibit, schedule, annex, or other document (including the Disclosure Schedule) delivered by either Seller in connection with this Agreement knowingly contains any misstatement of a material fact or knowingly omits to state any fact necessary to make the representations or statements made therein not misleading.

Article 5.               Representations and Warranties of Purchasers and TESSCO

Purchasers and TESSCO jointly and severally represent and warrant to Sellers as of the date hereof and (except as otherwise specifically provided herein) as of the Closing Date as follows:

5.1           Power and Authority; Effect of Agreement.

(a)           TESSCO Inc., GSS, and TESSCO are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchasers and TESSCO each have all requisite corporate power and authority to execute, deliver, and perform their respective obligations under this Agreement and each of the Closing Documents to which they are a party and to consummate the transactions contemplated hereby and thereby. TESSCO has all requisite corporate power and authority to execute, deliver, and perform its obligations under the TESSCO Guaranty.

(b)           The execution, delivery, and performance by Purchasers and TESSCO of this Agreement and the Closing Documents to which each is a party and the consummation by Purchasers and TESSCO of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on their part.

(c)           This Agreement has been duly and validly executed and delivered by each of Purchasers and TESSCO and constitutes the legally valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, and the TESSCO Guaranty has been duly and validly executed and delivered by TESSCO and constitutes the legally valid and binding obligation of TESSCO, enforceable against TESSCO in accordance with its terms, except, in each case, to the extent: (i) that such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, preference, equitable subordination, marshaling, or other similar laws of general application now or hereafter in effect relating to creditors’ rights generally and (ii) that the remedies of specific performance, injunction, and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses, and the discretion of the court before which any proceeding therefor may be brought.

(d)           Except for any violation or default that would not prevent or hinder the consummation of the transactions contemplated hereby, the execution, delivery, and performance by each of Purchasers and TESSCO of this Agreement and of the Closing Documents to which each of them is a party and the consummation by each of them of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time or both: (i) violate any provision of law, rule, or regulation to which either of them is subject; (ii) violate any order, judgment, or decree applicable to either of them; (iii) violate any provision of the certificate of incorporation or bylaws or other organizational documents of either of them; or (iv) violate or constitute a default under any provision of any contract, agreement, or commitment to which either of them is a party or by which either of them is bound. Notwithstanding the foregoing, this representation and warranty shall (1) not extend to laws, contracts, or other requirements that are adopted or otherwise take effect after the Closing Date and (2) apply only to violations or defaults arising from the execution, delivery, or performance by Purchasers or TESSCO of this Agreement or of the Closing Documents and not to violations or defaults arising from actions taken by either Seller.

5.2           Governmental Consents. No consent, approval, or authorization of or exemption by or filing with any Governmental Authority is required to be obtained or made by either Purchaser or by TESSCO in connection with the execution, delivery, and performance by either of them of this Agreement or the consummation of the transactions contemplated hereby or the taking by either of them of any other action required hereunder.

5.3           Litigation. There is no Litigation pending or, to the knowledge of Purchasers or TESSCO, threatened against either Purchaser or against TESSCO that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

5.4           No Brokers or Finders. No broker’s, finder’s, or any similar fee will be incurred by or on behalf of either Purchaser or by or on behalf of TESSCO in connection with the initiation, negotiation, execution, or performance of this Agreement or the transactions contemplated hereby for which either of the Sellers or any of their respective Affiliates shall have any liability.

5.5           No Material Misstatements or Omissions. No representation or other statement by either Purchaser or by TESSCO contained in this Agreement or in any exhibit, schedule, annex, or other document delivered by either Purchaser or by TESSCO in connection with this Agreement knowingly contains any misstatement of a material fact or knowingly omits to state any fact necessary to make the representations or statements made therein not misleading.

Article 6.       ADDITIONAL COVENANTS OF SELLERS

Sellers hereby jointly and severally covenant and agree with Purchasers and TESSCO as follows:

6.1           Cooperation by Sellers. From the date hereof and through the Closing Date, Sellers shall use Commercially Reasonable Efforts, and shall cooperate with Purchasers, to promptly secure all necessary consents, approvals, authorizations, exemptions, and waivers from third parties as shall be required in order to enable Sellers to promptly effect the transactions contemplated hereby and shall otherwise use Commercially Reasonable Efforts to cause the prompt consummation of such transactions in accordance with the terms and conditions hereof.

6.2           Interim Financial Statements. Commencing with the month of February 2006 and continuing with each calendar month thereafter that ends at least fifteen (15) days before the Closing Date, Sellers shall deliver to Purchasers not later than fifteen (15) days after the end of such month an internally-prepared balance sheet and statement of operations or income for such month and for the calendar year to date.

6.3           Conduct of Business. Except as may otherwise be contemplated by this Agreement or required by any of the documents listed in the Disclosure Schedule, or except as Purchasers may otherwise consent to in writing (which consent shall not be unreasonably withheld), from the date hereof and through the Closing Date or the earlier termination of this Agreement in accordance with its terms, Sellers shall:

(a)           in all material respects, operate the Acquired Businesses only in the ordinary course in substantially the manner heretofore conducted;

(b)           use Commercially Reasonable Efforts to continue all existing insurance policies (or comparable insurance, including as to scope and amount of coverage) insuring the Acquired Businesses and the Acquired Assets in full force and effect through (but not after) the Closing Date and deliver certificates evidencing such coverage to Purchasers upon Purchasers’ request;

(c)           use Commercially Reasonable Efforts to preserve Sellers’ relationships relating to the Acquired Businesses with its material suppliers, customers, distributors, lessors, and others having material business dealings with it;

(d)           other than with respect to agreements for which neither Purchaser nor any of the Acquired Businesses will have any liability after the Closing Date, not enter into any employment or termination agreement or effect any increase in the rate or terms of compensation payable or to become payable to directors, officers, or employees of either Seller or effect any general increase in the compensation of other employees of the Acquired Businesses, or increase the rate or terms of any bonus, pension, or other employee benefit plan covering any of its directors, officers, or employees, except in each case increases occurring in the Ordinary Course of Business in accordance with Sellers’ customary practice (including normal periodic performance reviews and related compensation and benefits increases) or as required by any pre-existing Commitment;

(e)           not agree to amend, modify, or terminate any of the Disclosible Commitments; and

(f)            not (i) incur any indebtedness for borrowed money, (ii) sell, lease, license, or otherwise dispose of any material asset of any of the Acquired Businesses, other than sales of Inventory and sales of obsolete assets in the Ordinary Course of Business, (iii) purchase or enter into any lease for real property, (iv) knowingly create any consensual Encumbrance on any of the assets of any of the Acquired Businesses other than Permitted Encumbrances, (v) forgive or cancel any indebtedness owing to either Seller or waive any claims or rights of material value other than in the Ordinary Course of Business, or (vi) enter into a legally binding agreement to do any of the things set forth in this subsection (f).

6.4           Access. From the date hereof through the Closing Date, Sellers shall provide Purchasers with such information as Purchasers may from time to time reasonably request with respect to the Acquired Businesses and the transactions contemplated by this Agreement and shall provide Purchasers and their Representatives, accountants, and lenders reasonable access during regular business hours and upon reasonable notice to the employees, properties, books, and records of or relating to the Acquired Businesses as Purchasers may from time to time reasonably request. Until the Closing Date, all such information and access shall be subject to the terms and conditions of the Confidentiality Agreement, which the parties hereby agree shall terminate, if the Closing occurs, as of the Closing Date. TESSCO agrees to cause each of its direct and indirect subsidiaries, and each of its and their respective Representatives, accountants, and lenders, to abide by the provisions of the Confidentiality Agreement.

6.5           No Solicitation of Transactions. Until the Closing Date or the earlier termination of this Agreement in accordance with its terms, neither Seller shall, directly or indirectly, through any agent, attorney, financial advisor, or otherwise (each a “Representative”):

(a)           solicit, initiate, or encourage the submission of inquiries, proposals, or offers from any person (other than Purchasers or TESSCO) relating in any way to any equity investment in either Seller, any acquisition of direct or indirect control of either Seller, the purchase of any partnership or other equity interest in either Seller, the purchase of any material portion of the Acquired Assets (other than in the Ordinary Course of Business), or any business combination involving either Seller, including any merger, consolidation, acquisition, purchase, or recapitalization of any nature that would involve either Seller or any of the Acquired Businesses or any of the Acquired Assets (each a “Proposal”);

(b)           participate in any discussions or negotiations regarding a Proposal; furnish to any person any information relating to, or to be used in connection with, a Proposal; enter into any agreement with any person relating to a Proposal; or otherwise consummate any merger, consolidation, acquisition, purchase, recapitalization, issuance or sale of partnership or other equity interests, or disposition of a material amount of assets (other than in the Ordinary Course of Business or with respect to any of the Excluded Assets) of any nature involving either Seller or any of the Acquired Businesses or any of the Acquired Assets; or

(c)           otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

In addition, Sellers shall promptly advise Purchasers if any person makes inquiries regarding a possible transaction of the sort described above.

6.6           Books and Records; Personnel. For a period of three (3) years after the Closing Date:

(a)           Sellers shall retain and not destroy or dispose of the Retained Books and Records and shall allow Purchasers and their agents reasonable access to all Retained Books and Records relating to any of the Acquired Businesses in either Seller’s possession and not transferred to Purchasers during normal working hours at Sellers’ principal place of business or at any location where such Retained Books and Records are stored, and Purchasers shall have the right, at their own expense, to make copies of such Retained Books and Records.

(b)           Sellers shall make available to Purchasers upon written request (i) copies of any Retained Books and Records, (ii) personnel to assist Purchasers in reasonably locating and obtaining any Retained Books and Records, and (iii) any of its personnel whose assistance or participation is reasonably required by either Purchaser or any of their Affiliates in anticipation of, or preparation for, existing or future Litigation or other matters in which either Purchaser or any of its Affiliates is involved. In addition, Sellers shall otherwise cooperate with any reasonable request of Purchasers in connection with the performance, defense, or discharge of the Assumed Liabilities. Purchasers shall reimburse Sellers for all reasonable out-of-pocket expenses incurred by them in performing the covenants contained in this subsection.

6.7           Further Assurances. At any time or from time to time after the Closing Date, Sellers shall, at the request of Purchasers and at Purchasers’ expense, execute and deliver any further instruments or documents and take all such further action as Purchasers may reasonably request in order to accomplish or confirm the consummation of the transactions contemplated hereby.

6.8           Inventory Transition. Not later than seven (7) calendar days before the Closing Date, Sellers shall provide to TESSCO, in a mutually-agreed electronic form, the information specified in Schedule 6.8 with respect to the Inventory (the “Required SKU Information”) to enable TESSCO to set up SKU data in TESSCO’s systems. On or before the Closing Date, Sellers shall (i) cause all of the Inventory to be labeled with TESSCO SKU labels and packaged for shipment to TESSCO and (ii) otherwise provide to TESSCO such assistance relating to the transition of the Inventory to TESSCO’s facilities and the data relating to the Inventory to TESSCO’s information systems as Purchasers and TESSCO shall reasonably request. Purchasers and TESSCO shall bear all costs (including the cost of providing SKU labels, packaging, necessary supervision, and nonsupervisory labor) associated with causing the Inventory to be labeled, packaged, and shipped to TESSCO’s facilities and transitioning Required SKU Information provided by Sellers to TESSCO’s systems. Not later than sixty (60) days after the Closing Date Sellers shall cooperate with TESSCO in taking all steps reasonably necessary to assemble the additional SKU information relating to the Inventory that is required for presentation on www.tessco.com and in TESSCO’s Solutions Guide.

6.9           A/R and A/P Transition. On or before the Closing Date, (i) Sellers and Purchasers shall cooperate to develop methods of efficiently transferring information concerning the Accounts Receivable on the Closing Date A/R Report and information concerning Sellers’ accounts payable set forth in the Closing Date A/P Report and any other accounts payable of Sellers assumed by Purchasers pursuant to section 2.5(a)(i) into TESSCO’s systems and (ii) Sellers shall otherwise provide to Purchasers and TESSCO such assistance relating to the transition of such information to TESSCO’s information systems as Purchasers and TESSCO shall reasonably request.

6.10         Tax Clearances. Sellers shall make Commercially Reasonable Efforts to obtain and deliver to Purchasers on or before the Closing Date a certificate from the State of Texas in respect of sales, use, employment, and any other Tax to which either Seller is or may be subject under the laws of the State of Texas to the effect that all returns and reports due before the Closing Date have been filed and that all Taxes shown thereon for which either Purchaser may have any liability have been paid in full.

6.11         Name Changes. Promptly after the Closing Date, each Seller shall take such action as is reasonably necessary to change its name to one that does not use the names “TerraWave” or “GigaWave.”

ARTICLE 7.   ADDITIONAL COVENANTS OF PURCHASERS AND TESSCO

Purchasers and TESSCO hereby jointly and severally covenant and agree with Seller as follows:

7.1           Cooperation by Purchasers and TESSCO. From the date hereof and through the Closing Date, Purchasers and TESSCO shall use Commercially Reasonable Efforts, and shall cooperate with Sellers, to promptly secure all necessary consents, approvals, authorizations, exemptions, and waivers from third parties as shall be required in order to enable Purchasers and TESSCO to promptly effect the transactions contemplated hereby and shall otherwise use Commercially Reasonable Efforts to cause the prompt consummation of such transactions in accordance with the terms and conditions hereof.

7.2           Books and Records; Personnel. For a period of three (3) years after the Closing Date:

(a)           Purchasers shall, and TESSCO shall cause Purchasers to, retain and not destroy or dispose of the Books and Records and shall allow Sellers and their agents reasonable access to all Books and Records in Purchasers’ possession and not in Sellers’ possession during normal working hours at Purchasers’ principal place of business or at any location where such Books and Records are stored, and Sellers shall have the right, at their own expense, to make copies of such Books and Records.

(b)           Purchasers shall, and TESSCO shall cause Purchasers to, make available to Sellers upon written request (i) copies of any Books and Records, (ii) personnel to assist Sellers in reasonably locating and obtaining any Books and Records, and (iii) any of its personnel whose assistance or participation is reasonably required by Sellers or any of their Affiliates in anticipation of, or preparation for, existing or future Litigation or other matters in which Sellers or any of their Affiliates are involved. In addition, Purchasers shall, and TESSCO shall cause Purchasers to, otherwise cooperate with any reasonable request of Sellers in connection with the performance, defense, or discharge of the Retained Liabilities. Sellers shall reimburse Purchasers for all reasonable out-of-pocket expenses incurred by either of them in performing the covenants contained in this section.

7.3           Maintaining Earn-Out Opportunity. Before the end of the fourth Earnout Period, neither Purchasers nor TESSCO shall, without the prior written consent of Sellers in each case (which consent shall not be unreasonably withheld, conditioned, or delayed): (i) sell, or agree to sell, the Broadband Business, the Private Brand Business, the Training Business or the Wi-Fi Business to any third party, other than as part of a sale or other transfer to the same purchaser or transferee of substantially all of the assets of TESSCO and its subsidiaries; (ii) restructure the definitions of its lines of business in a manner that adversely affects the computation of Broadband NPC or Combined NPC; or (iii) establish or maintain a line of business within TESSCO or an Affiliate thereof that materially and directly competes with the Broadband Business, the Private Brand Business, the Training Business, or the Wi-Fi Business.

7.4           Further Assurances. At any time or from time to time after the Closing Date, Purchasers and TESSCO shall, at the request of Sellers and at Sellers’ expense, execute and deliver any further instruments or documents and take all such further action as Sellers may reasonably request in order to accomplish or confirm the consummation of the transactions contemplated hereby.

Article 8.       Employee Matters

8.1           Offers to Sellers’ Employees. Purchasers and TESSCO shall be free, at any time before or after the Closing Date, to make (or decline to make) offers of employment to such of Sellers’ employees as Purchasers or TESSCO shall determine, in their sole and absolute discretion. Any such offers shall be on such terms as Purchasers or TESSCO may determine, without regard to compensation, benefits, or other terms of employment afforded to or under which such employees have been engaged by Sellers. In order to minimize disruption to Sellers’ operation of the Acquired Businesses before the Closing Date, Purchasers and TESSCO shall consult with Sellers and make Commercially Reasonable Efforts to coordinate such offers with Sellers. Sellers agree to cooperate with and use Commercially Reasonable Efforts to assist Purchasers and TESSCO in connection with such offers.

8.2           Preclosing Employee Expenses. Any and all claims, liabilities, and expenses (including compensation, accrued vacation and sick pay and other benefits, severance pay, payroll taxes, workers’ compensation benefits, premiums, additional premiums, and audit adjustments, and claims under federal and state wage and hour laws and other laws and regulations with respect to employment) relating to or arising out of the employment, or cessation of the employment, on or before the Closing Date of any present or former active or inactive employee of either Seller, with the exception of Accrued Vacation Expense, shall be the sole responsibility of Sellers, all of which shall constitute Retained Liabilities.

Article 9.       Conditions to Obligations of Purchasers and TESSCO

The obligations of Purchasers and TESSCO to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by Purchasers and TESSCO) of each of the following conditions:

9.1           Representations, Warranties and Covenants of Sellers. Sellers shall have complied in all material respects with their agreements and covenants contained herein to be performed on or before the Closing Date; the representations and warranties of Sellers contained herein shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date, except, in the latter case, to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to be true in all material respects as of the specified date; and Purchasers shall have received the Sellers Certificate.

9.2           No Prohibition. No statute, rule, or regulation or order of any Governmental Authority shall be in effect that prohibits Purchasers or TESSCO from consummating the transactions contemplated hereby.

9.3           Documents. Purchasers shall have received the Closing Documents referred to in section 2.7(b)(iv) duly executed by Sellers.

9.4           Employment Agreements. Each of the Key Executives shall have executed and delivered his Employment Agreement.

9.5           Required Consents. All Required Consents shall have been obtained and delivered in writing to Purchasers.

9.6           Tax Clearances. Purchasers shall be reasonably satisfied, by virtue of the receipt of certificates from the relevant taxing authorities or otherwise, that neither Purchaser nor TESSCO shall incur any liability by operation of law for Taxes shown on any return or report filed or required to be filed by either Seller before the Closing Date with the taxing authorities of the State of Texas.

9.7           Required SKU Information. Sellers shall have provided the Required SKU Information.

9.8           No Material Adverse Change. No event, condition, or change shall have occurred with respect to any of the Acquired Businesses or the Acquired Assets or the Facilities that has or, in Purchasers’ reasonable judgment is likely to have, a Material Adverse Effect.

Article 10.    Conditions to Obligations of Sellers

The obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by Sellers) of each of the following conditions:

10.1         Representations, Warranties and Covenants of Purchasers and TESSCO. Purchasers and TESSCO shall have complied in all material respects with their respective agreements and covenants contained herein to be performed on or before the Closing Date; the representations and warranties of Purchasers and TESSCO contained herein shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date, except, in the latter case, to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to be true in all material respects as of the specified date; and Sellers shall have received the Purchasers Certificate.

10.2         No Prohibition. No statute, rule, or regulation or order of any Governmental Authority shall be in effect that prohibits either Seller from consummating the transactions contemplated hereby.

10.3         Documents. Sellers shall have received the Closing Documents referred to in section 2.7(b)(i) duly executed by Purchasers and TESSCO as applicable.

10.4         Employment Agreements. TESSCO Incorporated shall have executed and delivered the Employment Agreements.

Article 11.    Termination Before Closing

11.1         Termination. This Agreement may be terminated at any time before the Closing:

(a)           By the mutual written consent of Purchasers and Sellers; or

(b)           By either Sellers or Purchasers by notice to the other in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default under or in breach of this Agreement), if the Closing has not occurred on or before April 28, 2006; or

(c)           By either Sellers or Purchasers by notice to the other in writing, if the other party shall be in default under or shall have breached any of the provisions of this Agreement, or if any of the other party’s representations made herein shall be untrue in any material respect, and such default or breach has not been cured within five (5) Business Days of the date notice thereof is given to the defaulting or breaching party.

11.2         Effect on Obligations. Termination of this Agreement pursuant to this Article 11 shall terminate all further obligations of the parties hereunder, except for the obligations under Article 13 and Article 14 hereof and under the Confidentiality Agreement; provided, however, that termination pursuant to section 11.1(c) by reason of a default under or breach of any covenant or agreement, or by reason of a failure of a representation to be true in any material respect, shall not relieve the defaulting or breaching party from any liability to the other party hereunder.

Article 12.    Indemnification

12.1         Indemnification by Sellers. Sellers, jointly and severally, agree to indemnify and hold Purchasers and TESSCO and their respective Affiliates harmless from and against any and all Losses incurred by Purchasers or TESSCO or any if its respective Affiliates in connection with or arising from or by virtue of:

(a)           any breach by either Seller of or any failure by either Seller to perform any of its covenants, agreements, or obligations in or under this Agreement or any other document delivered pursuant hereto (including the Closing Documents to which Sellers are a party);

(b)           any breach of any warranty or the inaccuracy of any representation of either Seller contained in this Agreement or in any document or certificate delivered by or on behalf of Sellers pursuant hereto;

(c)           any of the Retained Liabilities;

(d)           either Seller’s failure to comply with or any waiver by Purchasers of compliance with the provisions of any Bulk Transfer Laws;

(e)           (i) the provisions of the Worker Adjustment and Retraining Notification Act, as amended, attributable to any actions taken by either Seller before, on, or after the Closing Date; (ii) any claims made by any employee of either Seller for any severance pay or termination pay by reason of any termination or deemed termination of such employee’s employment by either Seller (1) before, on, or after the Closing Date for any reason or (2) as a result of the transactions contemplated by this Agreement; or (iii) any claim made by any employee of either Seller for wrongful termination, discrimination, or violation of any labor or employment law arising out of facts occurring during the period when such employee was employed by either Seller; or

(f)            any claim based on acts, events, or omissions on the part of either Seller occurring before the Closing Date, except to the extent that liability for such claim is included among the Assumed Liabilities.

12.2         Indemnification by Purchasers and TESSCO. Purchasers and TESSCO jointly and severally agree to indemnify and hold Sellers and their Affiliates harmless from and against any and all Losses incurred by either Seller or any of its Affiliates in connection with or arising from or by virtue of:

(a)           any breach by Purchasers or TESSCO of or any failure by Purchasers or TESSCO to perform any of its respective covenants, agreements, or obligations in or under this Agreement or any other document delivered pursuant hereto (including the Closing Documents);

(b)           any breach of any warranty or the inaccuracy of any representation of Purchasers or TESSCO contained in this Agreement or in any document or certificate delivered by or on behalf of Purchasers or TESSCO pursuant hereto;

(c)           any of the Assumed Liabilities;

(d)           the operation of the Acquired Businesses or the ownership of the Acquired Assets by Purchasers after the Closing Date, except to the extent that liability for such matter is included among the Retained Liabilities; or

(e)           any claim based on acts, events, or omissions occurring after the Closing Date on the part of Purchasers or TESSCO, except to the extent that liability for such claim is included among the Retained Liabilities.

12.3         Notice of Claims.

(a)           Any party (the “Indemnitee”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnitee (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim and a reference to the provision of this Agreement or any other agreement, document, or instrument executed hereunder or in connection herewith upon which such claim is based. A Claim Notice in respect of any action at law or suit in equity by or against a third person as to which indemnification will be sought shall be given promptly after the action or suit is commenced, but failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor shall have been prejudiced by such failure.

(b)           After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnitee shall be entitled under this Article 12 shall be determined: (i) by written agreement between the Indemnitee and the Indemnitor; (ii) by a final decision of the arbitrator in an arbitration conducted pursuant to section 13.2; (iii) by a final judgment or decree of any court of competent jurisdiction; or (iv) by any other means to which the Indemnitee and the Indemnitor shall agree. The decision of an arbitrator or the judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnitee shall have the burden of proof in establishing the amount of Losses suffered by it.

(c)           In calculating any Loss there shall be deducted any insurance recovery in respect thereof and, to the extent permitted by the applicable insurance policy, the Indemnitee shall secure a waiver of all rights of subrogation of any insurer. Any Indemnitee shall be entitled to indemnification in respect of any Loss notwithstanding the availability of and before the receipt of the proceeds of any insurance claim, but the Indemnitee shall promptly pay over to the Indemnitor any insurance proceeds subsequently received that relate to the Loss with respect to which the Indemnitor has previously indemnified the Indemnitee.

12.4         Third-Person Claims.

(a)           Subject to subsection (b), the Indemnitee shall have the right to conduct and control, through counsel of its choosing, the defense, compromise, or settlement of any third-person claim, action, or suit against such Indemnitee as to which indemnification will be sought by any Indemnitee from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested by the Indemnitee in connection therewith. The Indemnitor may nevertheless participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action, or suit as to which the Indemnitee has so elected to conduct and control the defense thereof. The Indemnitee shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise, or settle any such claim, action, or suit, except that no such consent shall be required if, following a written request from the Indemnitee, the Indemnitor shall fail, within fourteen (14) days after the making of such request, to acknowledge and agree in writing that, if such claim, action, or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnitee, nor shall any such consent be required if the Indemnitee waives any right to indemnity therefor.

(b)           If any third-person claim, action, or suit against any Indemnitee is solely for money damages, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise, or settlement of any such third-person claim, action, or suit against such Indemnitee as to which indemnification will be sought by any Indemnitee from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnitee in respect thereof, and in any such case the Indemnitee shall cooperate in connection therewith and shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested by the Indemnitor in connection therewith. The Indemnitee may nevertheless participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action, or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnitee shall have the right to pay, settle, or compromise any such claim, action, or suit if the Indemnitee waives any right to indemnity therefor.

12.5         Time Limits on Assertion of Claims.

(a)           In General. Except to the extent that subsection (b) operates to provide a longer period, no claim for indemnification may be asserted under sections 12.1 or 12.2 after December 31, 2007, but the foregoing shall not preclude indemnification for any Losses arising out of or relating to any matter with respect to which a Claim Notice has been given before such date. The obligations of the Indemnitor in respect of any such matter shall continue until the liability of the Indemnitor therefor has been determined pursuant to this Article 12 and the Indemnitor has reimbursed the Indemnitee for all Losses for which the Indemnitor is liable under this Article 12.

(b)           Claims With Respect to Retained Liabilities. A claim for indemnification against either Seller arising out of or relating to a Retained Liability may be asserted against such Seller at any time until the later of: (i) three (3) years after the Closing Date and (ii) one (1) year of the date that either Purchaser or TESSCO is finally determined to be liable to a third party with respect to such Retained Liability.

12.6         Limitations on Indemnification.

(a)           In General. Notwithstanding anything in this Article 12 or any other provision of this Agreement, except as provided in subsection (b), neither Sellers, on the one hand, nor Purchasers and TESSCO, on the other hand, shall have any liability (for indemnification or otherwise) with respect to Losses under this Article 12 until the total of all Losses and Claim Expenses with respect to such matters exceeds Twenty Five Thousand Dollars ($25,000) (the “Threshold”), and then only for the amount by which such Losses exceed the Threshold.

(b)           Exclusions from Threshold. The following shall be excluded from the computation and application of the Threshold:

(i)            In the case of Purchasers and TESSCO, the obligation to pay the Purchase Price (including the obligation to pay and perform the Assumed Liabilities) and any amount payable under the Employment Agreements; and

(ii)           In the case of Sellers, the obligation to pay and perform the Retained Liabilities.

(c)           Accounts Receivable and Inventory. Other than on account of a representation by Sellers that was made in bad faith and, to Sellers’ Knowledge, was materially false or misleading when made with respect to the collectibility of an Account Receivable reflected in the Closing Date A/R Report or the salability or condition of any item of Inventory reflected in the Closing Date Inventory Report, neither Purchasers nor TESSCO shall be entitled to assert any claim for indemnification arising out of the determination after the Closing Date that an Account Receivable is uncollectible or an item of Inventory is not salable or is obsolete. In no event, however, shall the foregoing preclude the deduction, in the determination of Net Profit Contribution, of any amount in respect of an Account Receivable or an item of Inventory otherwise permitted by Exhibit F.

(d)           Aggregate Maximum Liability of Sellers. Except with respect to Losses resulting from the actual fraud of either Seller or its agents and related Claim Expenses (for which there shall be no limitation), Sellers’ aggregate total liability for Losses under this Article 12 and all other provisions of this Agreement shall not exceed the amount of the Purchase Price.

(e)           Right of Offset. Purchasers and TESSCO shall have the right to withhold from any Installment Payment, NPC Earnout Payment, or Broadband NPC Payment otherwise payable to Sellers under the provisions of this Agreement the amount of any Losses with respect to which Purchasers or TESSCO has made a claim for indemnification hereunder, and, upon the resolution or determination of such claim, Purchasers and TESSCO may offset the amount of indemnification to which they are entitled against such withheld amount as a result thereof. In the event that Purchasers or TESSCO propose to make any such withholding or offset, Purchasers or TESSSCO shall give Sellers written notice thereof. Any dispute with respect thereto shall be resolved in accordance with Article 13.

12.7         Express Negligence Acknowledgement. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT THE VARIOUS INDEMNITIES CONTAINED IN THIS AGREEMENT INCLUDE PROVISIONS INDEMNIFYING PERSONS FOR MATTERS THAT MAY BE DEEMED TO INCLUDE THE ORDINARY NEGLIGENCE OF THE INDEMNITEE. THE PARTIES AGREE THAT THE INDEMNIFICATION PROVISIONS CONTAINED IN THIS AGREEMENT ARE CAPTIONED TO CLEARLY IDENTIFY THE INDEMNIFICATION PROVISIONS AND, THEREFORE, ARE SO CONSPICUOUS THAT EACH PARTY HAS FAIR NOTICE OF THE EXISTENCE AND CONTENTS OF SUCH PROVISIONS AND WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OTHERWISE.

ArtIcle 13.            DISPUTE RESOLUTION

13.1         Negotiation and Good-Faith Resolution. The parties agree to use Commercially Reasonable Efforts in good faith to settle any dispute arising between them under or in connection with this Agreement by amicable means and not to resort to arbitration or other legal action unless such efforts have been attempted and are unsuccessful after a period of sixty (60) days, except where delay would in the reasonable judgment of a party result in irreparable harm. In the event of a dispute, the party raising the same shall give written notice to the other setting forth in reasonable detail the factual basis of the dispute and citing the pertinent provisions of this Agreement. Promptly thereafter senior executives of the parties with authority to resolve the matter shall meet, either in person or by telephone, in an attempt to resolve the dispute.

13.2         Arbitration. Any claims (including counterclaims and cross-claims) and disputes between the parties that cannot be resolved in accordance with section 13.1, except for a claim or action permitted by section 13.3, shall be resolved by submission to binding arbitration before a single neutral arbitrator in accordance with the Commercial Arbitration Rules and Procedures of the American Arbitration Association (“AAA”) then in effect. If the arbitration is commenced by either Seller, it shall be held in Baltimore, Maryland. If the arbitration is commenced by Purchasers or TESSCO, it shall be held in San Antonio, Texas. The party that substantially prevails in the arbitration shall be entitled to an award of its Claim Expenses (including reasonable attorneys’ fees) with respect to any such arbitration, and the cost of the arbitration and the fees charged by the AAA shall be shared equally by the parties. No depositions, interrogatories, production of documents, or other discovery shall be permitted in connection with any arbitration except as may be determined by the arbitrator upon a specific showing of need and then only in accordance with such conditions as the arbitrator shall specify.

13.3         Injunctive Relief. Notwithstanding any other provision of this Agreement, a party shall have the right to apply to a court having appropriate jurisdiction to seek injunctive or other equitable relief, on either an interim or permanent basis, for any claim arising under or in connection with this Agreement.

Article 14.            MISCELLANEOUS

14.1         Certain Rules of Construction.

(a)           Number. The definitions contained in Article 1 and elsewhere in this Agreement shall be equally applicable to both the singular and plural forms.

(b)           Agreements. Any agreement referred to herein shall mean such agreement as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof and by this Agreement.

(c)           “Including”; “Or.” The word “including” means and shall be read as “including but not limited to” and the word “or” means “or” in the nonexclusive sense, i.e., either “and” or “or.”

(d)           Article and Section References. Except as otherwise specified herein, references herein to Articles, sections, subsections, and paragraphs are references to the Articles, sections, subsections, and paragraphs of this Agreement.

(e)           “Party” and “Parties.” References to a “party” or the “parties,” unless the context otherwise plainly requires, are references to the parties to this Agreement, namely, Sellers, Purchasers, and TESSCO.

(f)            Headings. The headings of the Articles, sections, subsections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or affect the construction hereof.

14.2         Entire Agreement. This Agreement (including the Disclosure Schedule and all exhibits, schedules, and annexes hereto), together with the Confidentiality Agreement and the TESSCO Guaranty, constitutes the sole understanding of the parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, understandings, and agreements.

14.3         Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that, before the end of the fourth Earnout Period, this Agreement may not be assigned by any party to any third person without the prior written consent of all of the other parties. Notwithstanding the foregoing, either Purchasers or TESSCO may assign its rights under this Agreement after the Closing Date to any person who acquires all or substantially all of the Acquired Businesses or the Acquired Assets, but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve Purchasers or TESSCO of its obligations under this Agreement accrued through the date of such assignment.

14.4         Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party who is entitled to the benefits of such waived term or provision. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

14.5         Expenses. Except as otherwise provided herein, Sellers and Purchasers shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their own financial consultants, accountants, and counsel.

14.6         Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

14.7         Notices. Any notice, request, demand, instruction, or other communication to be given hereunder by any party hereto to any other party shall be in writing and shall be given by delivery in person (including by overnight courier), by electronic facsimile transmission, or by certified mail, return receipt requested, as follows:

if to Sellers, to:

TerraWave Solutions, Ltd.
GigaWave Technologies, Ltd.
10521 Gulfdale
San Antonio, TX 78216
Attention: Christopher N. Marco, President
Fax: (210) 798-8372

with copy to:

S. Michael Dunn, Esq.
Phillips & Reiter, PLLC
5000 Plaza on the Lake, Suite 175
Austin, TX 78746
Fax: (512) 646 1106

if to Purchasers or TESSCO, to:

TESSCO Incorporated
GW Service Solutions, Inc.
TESSCO Technologies Incorporated
375 West Padonia Road
Timonium, MD 21093
Attention: Robert B. Barnhill, Jr., President and CEO
Fax: (410) 229 1656

with a copy to:

Michael L. Quinn, Esquire
Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
27th Floor
One South Street
Baltimore, MD 21202
Fax: (410) 332 8576

or at such other address or fax number for a party as shall be specified by like notice. The date of giving any such notice shall be the date of hand delivery, the date received if sent by electronic facsimile transmission, the Business Day after delivery to the overnight courier service, or seven (7) Business Days after deposit, postage prepaid, in the United States mail.

14.8         Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Maryland (without regard to any provision that would result in the application of the laws of any other state or jurisdiction) applicable to agreements made and to be performed wholly within such jurisdiction.

14.9         Public Announcements. None of the parties shall make any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as may be required by applicable law or by the rules, regulations, or practices of the Securities and Exchange Commission or the Nasdaq Stock Exchange. If a public statement is required to be made pursuant to the foregoing sentence, the parties shall, to the extent reasonably practicable, consult with each other in advance as to the contents and timing thereof.

14.10       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed an original and all of which together shall constitute the same instrument. This Agreement may be executed and delivered by facsimile, and a counterpart signature page so delivered shall have the same effect as an original.

[SIGNATURES CONTINUED ON NEXT PAGE — BALANCE OF THIS PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the date first above written.

Attest/Witness:		TerraWave Solutions, Ltd.
	By:	CCCS Management, LLC, its General Partner

/s/ Carter J. Burke	By:	/s/ Christopher N. Marco
Name: Christopher N. Marco
Title: President

Attest/Witness:		GigaWave Technologies, Ltd.
	By:	CCCS Management, LLC, its General Partner

/s/ Carter J. Burke	By:	/s/ Christopher N. Marco
Name: Christopher N. Marco
Title: President

[Signatures continued on next page — Balance of this page intentionally blank]

[Asset Purchase Agreement Signature Page — Continued]

Attest/Witness:		TESSCO Incorporated

/s/ P.D. Dollenberg, Jr.	By:	/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr., President

Attest/Witness:		GW Service Solutions, Inc.

/s/ P.D. Dollenberg, Jr.	By:	/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr., President

Attest/Witness:		TESSCO Technologies Incorporated

/s/ P.D. Dollenberg, Jr.	By	:/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.
President and CEO

[SIGNATURES CONTINUED ON NEXT PAGE — BALANCE OF THIS PAGE INTENTIONALLY BLANK]

[ASSET PURCHASE AGREEMENT SIGNATURE PAGE — CONTINUED]

Subject to the satisfaction (or waiver by Sellers) of the conditions set forth in Article 10, each of the undersigned hereby agrees to execute and deliver his Employment Agreement on the Closing Date.

WITNESS:

/s/ Carter J. Burke	/s/ Christopher N. Marco
Christopher N. Marco, Individually

/s/ Christopher N. Marco	/s/ Carter J. Burke
Carter J. Burke, Individually

/s/ Stephen R. Snow	/s/ Charles A. Sablatura
Charles A. Sablatura, Individually

/s/ Charles A. Sablatura	/s/ Stephen R. Snow
Stephen R. Snow, Individually

EXHIBITS:

A — Assumption Agreement

B — Bill of Sale and Instrument of Assignment

C — Form of Copyright Assignment

D —Employment Agreements:

D-1 — Marco Employment Agreement

D-2 — Burke Employment Agreement

D-3 — Sablatura Employment Agreement

D-4 — Snow Employment AgreementE — Assignment of Lease

F — Definition of “Net Profit Contribution” and Related Terms

G — Purchasers Certificate

H — Sellers Certificate

I —Trademark Assignments:

I-1 — Assignment of TerraWave Trademark

I-2 — Assignment of GigaWave Trademark

SCHEDULES:

Schedule 1.98: Required Consents

Schedule 2.2: Certain Excluded Assets

Schedule 2.5(a): Certain Assumed Liabilities

Schedule 2.5(c): Certain Retained Liabilities

DISCLOSURE SCHEDULE